                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       SPELLING ENTERTAINMENT GROUP INC.
                                       AT
                              $9.75 NET PER SHARE
                                       BY
                             VSEG ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                           VIACOM INTERNATIONAL INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  VIACOM INC.

                            ------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE NOT BEING ANY STATUTE, RULE OR REGULATION OR ANY DECREE, ORDER OR INJUNCTION PROMULGATED, ENACTED, ENTERED OR ENFORCED BY ANY UNITED STATES FEDERAL OR STATE GOVERNMENT, OR OTHER GOVERNMENTAL ENTITY WHICH WOULD (I) MAKE THE ACQUISITION BY PURCHASER OF A MATERIAL PORTION OF THE SHARES ILLEGAL OR (II) OTHERWISE PROHIBIT OR RESTRICT CONSUMMATION OF THE OFFER OR THE MERGER.
                            ------------------------

    THE BOARD OF DIRECTORS OF SPELLING ENTERTAINMENT GROUP INC. (THE "COMPANY"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO FIRST CHICAGO TRUST COMPANY OF NEW YORK (THE "DEPOSITARY") (AT THE DEPOSITARY'S ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE) OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER--SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. ANY STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

    QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO GEORGESON & COMPANY INC.(THE "INFORMATION AGENT") AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                            ------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

MAY 21, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
SPECIAL FACTORS............................................................................................           3
    Background of the Offer and the Merger.................................................................           3
    Recommendation of the Company's Board; Fairness of the Offer and the Merger............................           6
    Opinion of Lazard Freres...............................................................................           7
    Company Budget Information and Financial Projections...................................................          11
    Cautionary Statement Concerning Forward-Looking Statements.............................................          12
    Position of Viacom Regarding Fairness of the Offer and the Merger......................................          13
    Purpose and Structure of the Offer and the Merger; Reasons of Parent and Purchaser for the Offer and
     the Merger............................................................................................          13
    Plans for the Company After the Offer and the Merger; Certain Effects of the Offer and the Merger......          14
    Rights of Stockholders in the Offer and the Merger.....................................................          15
    The Merger Agreement...................................................................................          16
    Interests of Certain Persons in the Offer and the Merger...............................................          22
    Beneficial Ownership of Common Stock...................................................................          26
    Related Party Transactions.............................................................................          29
    Fees and Expenses......................................................................................          31
THE TENDER OFFER...........................................................................................          32
    1. Terms of the Offer; Expiration Date.................................................................          32
    2. Acceptance for Payment and Payment for Shares.......................................................          33
    3. Procedures for Accepting the Offer and Tendering Shares.............................................          34
    4. Withdrawal Rights...................................................................................          36
    5. Certain U.S. Federal Income Tax Consequences........................................................          37
    6. Price Range of Shares; Dividends....................................................................          37
    7. Certain Information Concerning the Company..........................................................          38
    8. Certain Information Concerning Purchaser, Parent and Viacom.........................................          41
    9. Financing of the Offer and the Merger...............................................................          42
    10. Dividends and Distributions........................................................................          42
    11. Effect of the Offer on the Market for the Shares, the NYSE, the PE and Exchange Act Registration...          42
    12. Certain Conditions of the Offer....................................................................          44
    13. Certain Legal Matters and Regulatory Approvals.....................................................          45
    14. Solicitation Fees and Expenses.....................................................................          45
    15. Miscellaneous......................................................................................          45
    Schedule I  Directors and Executive Officers of Parent, Purchaser, the Company and Viacom
    Schedule II Opinion of Lazard Freres & Co. LLC
    Schedule III Section 262 of the Delaware General Corporation Law
    Schedule IV Audited Financial Statements (and Related Notes) for the Company for the Years Ended
                December 31, 1997 and December 31, 1998
    Schedule V  Unaudited Financial Statements (and Related Notes) for the Company for the Three-Month
                Periods Ended March 31, 1998 and March 31, 1999

To the Holders of Common Stock of
Spelling Entertainment Group Inc.:

                                  INTRODUCTION

    VSEG Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Viacom International Inc., a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Spelling Entertainment Group Inc., a Delaware corporation (the "Company"), at a price of $9.75 per Share, net to the seller in cash (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Parent is a wholly owned subsidiary of Viacom Inc., a Delaware corporation ("Viacom").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See "SPECIAL FACTORS--Fees and Expenses"; "THE TENDER OFFER--Section
14. Solicitation Fees and Expenses."

    Parent currently owns 75,216,103 Shares (the "Purchaser Shares"), constituting more than 80% of the issued and outstanding Shares. After the purchase of Shares pursuant to the Offer, Parent will contribute the Purchaser Shares to Purchaser (the "Contribution") the Company will thereby become a subsidiary of Purchaser and Purchaser will be merged with and into the Company (the "Merger"). The Company will thereby be a direct wholly owned subsidiary of Parent. AS THE HOLDER OF MORE THAN 80% OF THE COMMON STOCK OF THE COMPANY, PARENT CURRENTLY POSSESSES SUFFICIENT VOTING POWER TO CAUSE THE COMPANY TO CONSUMMATE THE MERGER WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. Subject to dissenters rights, Shares not tendered in the Offer shall be canceled in the Merger and converted into a right to receive an amount equal to the Per Share Amount. The purpose of the Offer and the Merger is to facilitate the acquisition of all of the remaining Shares for cash and thereby enable Parent to own 100% of the Common Stock.

    The board of directors of the Company (the "Board"), by unanimous vote of all directors present and voting, based upon, among other things, the unanimous recommendation and approval of a committee of the Board comprised of independent directors (the "Special Committee"), has determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the Company, approved the Merger Agreement, the Offer and the Merger, declared the Merger Agreement to be advisable and resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer.

    The Company has advised Parent that Lazard Freres & Co. LLC ("Lazard Freres") has delivered to the Special Committee its written opinion, dated May 14, 1999, to the effect that, as of such date, the consideration to be received by the holders of the Common Stock, other than Parent, and its affiliates (the "Public Stockholders"), pursuant to the Offer and the Merger is fair to the Public Stockholders from a financial point of view. The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

    THE OFFER IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS. SEE "THE TENDER OFFER--SECTION 12. CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 17, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"),

Purchaser will be merged with and into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by the Public Stockholders will be canceled and, subject to appraisal rights under the DGCL, converted automatically into the right to receive $9.75 in cash, or, in the event any higher price is paid in the Offer, such higher price (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in "SPECIAL FACTORS--The Merger Agreement." Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters procedures set forth in the DGCL, the relevant portions of which are attached to this Offer to Purchase as Schedule III, will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL. NO DISSENTERS RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. SEE "SPECIAL FACTORS--RIGHTS OF STOCKHOLDERS IN THE MERGER."

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon. See "SPECIAL FACTORS--The Merger Agreement." If Purchaser acquires, pursuant to the Offer and the Contribution, at least 90% of the then issued and outstanding Shares, under the DGCL, Purchaser's board of directors will be able to adopt a plan of merger to effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL (a "Short-Form Merger"). If Purchaser does not acquire at least 90% of the then issued and outstanding Shares pursuant to the Offer and the Contribution, a vote of the Company's stockholders will be required under the DGCL to effect the Merger, and a significantly longer period of time will be required to effect the Merger. Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after such acquisition. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger; Reasons of Parent and Purchaser for the Offer and the Merger." PARENT CURRENTLY HAS SUFFICIENT VOTING POWER TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER.

    Pursuant to the Merger Agreement, Purchaser may extend the Offer (i) upon the occurrence of any of the events set forth below under the caption "THE TENDER OFFER--Section 12. Certain Conditions of the Offer," (ii) to the extent necessary to respond to any comments of the Commission on the Offer Documents (as defined below) and (iii) on one additional occasion for a period not to exceed ten business days.

    As of April 30, 1999, (i) 93,297,901 Shares were issued and outstanding and
(ii) no Shares were held in the treasury of the Company. As of April 30, 1999, there were approximately 8,425 holders of record of the issued and outstanding Shares. Parent owned 75,216,103 Shares as of April 30, 1999. Based on the issued and outstanding Shares as of April 30, 1999, Purchaser would be able to effect a Short-Form Merger if 8,752,008 Shares were validly tendered in the Offer and not withdrawn prior to the close of the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND THE MERGER

    Viacom acquired Paramount Communications Inc. ("Paramount") in July 1994 and Blockbuster Entertainment Corporation ("Blockbuster") in September 1994. Viacom acquired an indirect controlling interest in the Company through its acquisition of Blockbuster, which at that time owned approximately 75% of the Shares.

    Viacom incurred significant indebtedness in connection with its acquisition of Paramount. As a consequence, following the acquisition of Blockbuster, Viacom undertook an asset disposition program, which included the non-interactive entertainment assets of the Company, in order to reduce its level of indebtedness. As part of this process, Viacom retained Bear Stearns & Co. Inc. ("Bear Stearns") in the summer of 1995 to determine the level of interest among possible buyers for the Company's non-interactive entertainment assets. Bear Stearns contacted approximately 100 parties, of which approximately 25 parties requested and were provided with an offering memorandum containing detailed information concerning the Company. The sale process yielded no firm proposals for the acquisition of the Company.

    Accordingly, in May of 1996, Viacom announced that it was terminating its efforts to sell the Company. Viacom based its decision to do so on the lack of interest among potential buyers, and the disruption to the Company caused by the sale process.

    In April of 1997, Viacom announced its intention to acquire additional Shares to increase its ownership interest in the Company to over 80%, and thereby enable Viacom to include the Company in Viacom's consolidated tax group. This was achieved in November of 1997, and Viacom has owned more than 80% of the Shares since that time.

    In 1997 and 1998, the Company began to reposition itself through the sale and discontinuation of certain of its businesses. In August of 1997, the Company licensed the distribution rights to its 1997 home video rental titles to Paramount Home Video, which allowed the Company to eliminate certain costs associated with the distribution of home video titles to the rental market. In February 1998, the Company announced its decision to exit the theatrical feature film business and closed Spelling Films. In April 1998, the Company sold TeleUNO, its Latin American entertainment channel. The Company disposed of its Virgin Interactive Entertainment Limited ("VIEL") business which produced and distributed interactive games for the Company through two transactions. In September 1998, the Company entered into a seven-year licensing agreement with Artisan Home Entertainment Inc. covering the domestic and Canadian home video and digital video disc ("DVD") distribution rights to approximately 3,000 titles remaining in the Company's library, and in connection therewith, the Company closed its domestic home video distribution business. On September 4, 1998, the Company sold the stock of Westwood Studios, Inc., a subsidiary of VIEL, and certain development assets of VIEL to Electronic Arts Inc. On November 10, 1998, the Company completed the sale of all non-US operations of VIEL, effectively completing the disposal of its interactive game business.

    At various times after termination of the sale process in 1996 through 1998, Viacom held exploratory discussions with two parties in the entertainment business concerning their potential interest in acquiring the Company. Neither of these companies made any specific proposals to acquire the Company.

    In late 1998, Viacom had preliminary discussions with an additional entertainment company with significant television production assets. Such company outlined a proposal to acquire part of Viacom's interest in the Company for cash and to exchange such Company's television production assets for newly issued shares of Common Stock that, together with the shares of Common Stock to be acquired from Viacom, would constitute a controlling interest in the Company. Viacom rejected the proposal because the proposed transaction did not include the acquisition of Shares from the Company's public stockholders and included an acquisition of only a portion of Viacom's shares, and because the parties did not agree on the valuation of the assets to be transferred.

    In early 1999, Viacom reviewed its strategy relative to its investment in the Company. Viacom concluded that if it purchased the remaining stock of the Company which it did not currently own, it could significantly reduce overhead expense, by combining administrative functions and television sales force with that of Paramount Television's, thereby reducing the Company's employment and other costs of the Company. In addition, Viacom expects to be able to generate increased revenues from the Company's current television production and its television and film libraries. Viacom believed that unless it were to acquire the remaining Shares and obtain the benefit of cost reductions, it was unlikely to recover its investment in the Company and the Company would continue to require financial support from Viacom. Based on this analysis, on March 18, 1999, the Board of Directors of Viacom approved the making of a proposal to the Board of Directors of the Company to acquire the remaining publicly held Shares.

    At a meeting of the Board held on March 19, 1999, Viacom presented its proposal to acquire the remaining publicly held Shares in a merger transaction for $9.00 per Share in cash (the "Proposal"). In response to the Proposal, the Board formed the Special Committee, comprised of Messrs. John Muething and William Haber. The Board authorized the Special Committee to review, evaluate and negotiate the terms of the Proposal on behalf of the Company with a view toward making a recommendation to the Board with respect to the Proposal. In addition, the Board authorized the Special Committee, among other things, to retain independent legal counsel and financial advisors. The Board authorized the Company to pay $25,000 to Mr. Muething to serve as Chairman of the Special Committee and $20,000 to Mr. Haber to serve as a member thereof and to indemnify each member of the Special Committee to the fullest extent permitted by law from all losses incurred by him in connection with his services as a member of the Special Committee.

    On March 19, 1999, the Special Committee retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") as special counsel to represent the Special Committee. Later that day members of the Special Committee met with representatives of Skadden Arps, who briefed the Special Committee on the process and the scope of the Special Committee's duties and discussed the fiduciary duties of the members of the Special Committee under applicable state law. At that meeting, the Special Committee also discussed retaining independent financial advisors and determined to interview investment banking firms in order to select a financial advisor to the Special Committee.

    On March 26 and 31, 1999, the Special Committee and representatives of Skadden Arps met with four investment banking firms to discuss their credentials and suitability to act as financial advisor to the Special Committee. Following those meetings, the Special Committee determined to retain Lazard Freres as financial advisor to the Special Committee based on its reputation, expertise in the industry, advisory experience in similar transactions and the conclusion that Lazard Freres would not have a conflict with the Company, Viacom or any of their respective affiliates in relation to this assignment. On April 5, 1999, the Special Committee finalized an engagement letter with Lazard Freres. See "SPECIAL FACTORS-- Opinion of Lazard Freres."

    During the next three weeks, Lazard Freres commenced its due diligence investigation of the Company and held ongoing discussions with the Company. On April 9th, 10th, 21st and 22nd, representatives of Lazard Freres met with members of the Company's management for due diligence sessions and to discuss the Company's long range plans and objectives. During this period, representatives of Lazard Freres also reviewed with Viacom the previous efforts undertaken to sell the Company.

    On April 23, 1999, the Special Committee met with representatives of Lazard Freres and Skadden Arps. At that meeting, representatives of Lazard Freres advised the Special Committee of the progress of its due diligence investigation of the Company and presented the Special Committee with its preliminary views on the Proposal. Representatives of Skadden Arps also discussed the possibility of requesting that Viacom revise the structure of the Proposal to provide for a first step cash tender offer for all Shares followed by a second step merger in an effort to obtain payment to stockholders on a more accelerated basis than contemplated by the Proposal. On April 27, 1999, the Special Committee held a conference call with representatives of Lazard Freres and Skadden Arps to discuss the Proposal. Following such discussions, the Special Committee authorized representatives of Lazard Freres to meet with representatives of Viacom to advise them that the Special Committee was not willing to recommend the Proposal.

    On April 28, 1999, representatives of Lazard Freres met with representatives of Viacom and informed them that the Special Committee was not willing to recommend the Proposal. Representatives of Viacom expressed their view that the $9.00 per Share to be paid pursuant to the Proposal represented full and fair value for the Shares. Representatives of Viacom informed Lazard Freres that Viacom would consider the Special Committee's views and respond accordingly.

    On May 10, 1999, representatives of Skadden Arps and Lazard Freres met with counsel representing certain plaintiffs in litigation brought against the Company, its directors and Viacom in connection with the Proposal and the financial advisor to such plaintiffs. See "THE TENDER OFFER--Section 13. Certain Legal Matters and Regulatory Approvals." At that meeting, such counsel expressed their view that the consideration to be paid pursuant to the Proposal was inadequate. Following that meeting, representatives of Lazard Freres informed the Special Committee members and representatives of Viacom of the results of the meeting.

    On May 11, 1999, representatives of Viacom informed representatives of Lazard Freres that Viacom had considered the views of the Special Committee and the plaintiffs, but continued to believe that the $9.00 per Share to be paid pursuant to the Proposal was at the high end of the range of fairness and represented a significant premium to any price that the Shares had traded in recent times. Nevertheless, Viacom was willing to offer $9.25 per Share in an effort to satisfy the members of the Special Committee.

    During a conference call later that morning, representatives of Lazard Freres advised Mr. Muething and representatives of Skadden Arps of Viacom's offer. After lengthy discussion, Mr. Muething authorized representatives of Lazard Freres to inform Viacom that he did not believe that $9.25 per Share was adequate and that he was prepared to recommend to Mr. Haber that the Special Committee recommend a transaction with Viacom where stockholders were paid $10.75 per Share in cash.

    By telephone call later that day, representatives of Lazard Freres informed representatives of Viacom of Mr. Muething's position. Representatives of Viacom said that Viacom was not willing to pay $10.75 per Share to acquire the minority interest in the Company and that they believed that $9.25 per Share exceeded fair value for the Shares. Nevertheless, representatives of Viacom said they were willing to recommend that Viacom offer $9.75 per Share (the "Revised Proposal") only if the members of the Special Committee would be willing to recommend a transaction at that price.

    Subsequent to that call, representatives of Lazard Freres informed Mr. Muething and representatives of Skadden Arps of Viacom's position. After a discussion of the appropriate response thereto, Mr. Muething authorized representatives of Skadden Arps to send their proposed changes on the draft merger agreement to Shearman & Sterling, Viacom's counsel.

    Later that evening, Mr. Muething advised Mr. Haber of Viacom's position. After discussions on the various aspects of the revised proposal, Messrs. Muething and Haber determined that they would be willing to recommend the Revised Proposal, so long as Viacom was willing to accept their proposed changes on the draft merger agreement. On May 12, 1999, representatives of Lazard Freres advised representatives of Viacom of the Special Committee's response.

    During the period between May 11 and May 16, 1999, representatives of Skadden Arps and the Special Committee negotiated the terms of the Merger Agreement with representatives of Shearman & Sterling and Viacom. Viacom was willing to accept the Special Committee's proposed changes, including revising the structure of the transaction to provide for the Offer. During that same period, representatives of Shearman & Sterling and counsel representing certain plaintiffs in litigation brought against the Company, its directors and Viacom conducted negotiations regarding the possible settlement of such litigation. See "THE TENDER OFFER--Section 13. Certain Legal Matters and Regulatory Approvals."

    On May 14, 1999, the Special Committee met with representatives of Lazard Freres and Skadden Arps by telephone conference. At that meeting, representatives of Lazard Freres orally advised the Special Committee that the Per Share Amount and the Merger Consideration proposed to be received by the Public Stockholders in the Offer and Merger was fair to such stockholders from a financial point of view, which opinion was subsequently confirmed in writing. The Special Committee then unanimously recommended that the Board approve and recommend to the Company's stockholders the revised $9.75 per Share proposal, subject to negotiation and execution of a mutually acceptable merger agreement.

    After the Special Committee completed its meeting, the Board convened a telephonic meeting. The Special Committee presented to the Board its determination that the Merger Agreement was fair to the Public Stockholders, and Lazard Freres confirmed that it had delivered its opinion to the Special Committee that the Merger Consideration of $9.75 was fair to the Public Stockholders, from a financial point of view. After the directors were given an opportunity to discuss their questions and concerns relating to the Merger Agreement, the Board, by unanimous vote of all Directors present and voting, approved and declared to be advisable the Merger Agreement and the Merger, and voted to recommend to the stockholders of the Company that they tender their Shares pursuant to the Offer. On May 16, 1999, the Special Committee and representatives of Skadden Arps completed their negotiations of the terms of the Merger Agreement with Viacom and its advisors and the Merger Agreement was executed the next day.

RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER AND THE MERGER

    ON MAY 14, 1999, THE SPECIAL COMMITTEE UNANIMOUSLY DETERMINED THAT THE MERGER WAS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC STOCKHOLDERS AND UNANIMOUSLY VOTED TO RECOMMEND AND APPROVE THE MERGER AGREEMENT.

    FAIRNESS OF THE MERGER. In reaching its determination, the Special Committee considered:

    - the historical market prices of the Shares, including the fact that the $9.75 per Share represented a premium of approximately 44.4% over the $6.75 per Share closing price on March 18, 1999, the last full trading day prior to the March 19, 1999 announcement of the Proposal, and represented a premium of approximately 52.9% over the closing price for the Shares on the NYSE on the date 30 days prior to the announcement of the Proposal;

    - the fact that the $9.75 per Share to be paid to the Public Stockholders in the Offer and the Merger exceeded the highest price at which the Shares have traded on the NYSE since May 3, 1996;

    - the fact that the $9.75 per Share to be paid to Public Stockholders in the Offer and the Merger represented a 228% premium over the net book value per Share of $2.97 as of March 30, 1999;

    - the opinion of Lazard Freres that, based upon and subject to the assumptions and qualifications stated in its opinion, the $9.75 per Share to be paid to the Public Stockholders in the Offer and the Merger is fair to the Public Stockholders from a financial point of view, and the report and analysis presented to the Special Committee in connection with the Lazard Freres opinion (see "SPECIAL FACTORS--Opinion of Lazard");

    - that the terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on one hand, and representatives of Viacom, on the other, and provide for the Offer in order to allow Public Stockholders to receive payment for their Shares on an accelerated basis;

    - that Viacom has sufficient stock ownership to control a disposition of the Company and informed the Special Committee that it would not be interested in a third-party sale of the Company; the Special Committee and Lazard were not authorized to, and did not, solicit third-party indications of interest for the acquisition of the Company, nor were any offers from third parties received;

    - the ability of Public Stockholders who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL;

    - the results of the prior efforts by Viacom to sell the Company; and

    - the fact that the Offer provides the Public Stockholders with liquidity to dispose of their Shares which may not be available in the public market due to the low level of trading volume of the Shares on the New York Stock Exchange ("NYSE") prior to the announcement of the Proposal (an average daily trading volume of 22,834 shares since December 31, 1998).

    In order to determine the fairness of the terms of the Offer and the Merger and to approve the Merger Agreement and the Transactions, including the Offer and the Merger, the Board concurred with and adopted the analysis of the Special Committee with respect to the financial evaluation of the Company and of the Offer and the Merger Consideration.

    On May 14, 1999, the Board of Directors, by unanimous vote of all directors present and voting, based upon, among other things, the unanimous recommendation and approval of the Special Committee, determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company, approved the Merger Agreement, the Offer and the Merger, declared the Merger Agreement to be advisable and recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.

    Neither the Board of Directors nor the Special Committee considered a liquidation analysis because liquidation of the Company was not an alternative presented in the Proposal.

    In evaluating the Offer and the Merger, the members of the Board of Directors, including the members of the Special Committee, considered their knowledge of the business, financial condition and prospects of the Company, and the advice of financial and legal advisors. In light of the number and variety of factors that the Company's Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Company's Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Company's Board nor the Special Committee did so.

OPINION OF LAZARD FRERES

    On May 14, 1999, Lazard Freres rendered its oral opinion, subsequently confirmed in writing as of such date, that based upon and subject to the various considerations set forth in the opinion, the Per Share Amount and the Merger Consideration to be received by the Public Stockholders was fair to such stockholders from a financial point of view.

    A copy of the full text of the Lazard Freres opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with its analyses for the written opinion, is attached hereto as Schedule II and incorporated herein by reference. The summary discussion of the Lazard Freres opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion. The engagement of Lazard Freres and its opinion are for the benefit of the Special Committee, and its opinion was rendered to the Special Committee in connection with its consideration of the Transactions. The opinion of Lazard Freres is directed only to the fairness of the Per Share Amount and the Merger Consideration from a financial point of view to the Public Stockholders and does not address any other aspects of the Transactions. The opinion is not intended to, and does not constitute, a recommendation to any stockholder as to whether such holder should tender its shares in the Offer or how such holder should vote with respect to the Merger. Stockholders are urged to read the Lazard Freres opinion in its entirety. Lazard Freres has consented to the use and description of its opinion for the purpose of filing and distributing this Offer to Purchase.

    In connection with its written opinion dated May 14, 1999 to the Special Committee, Lazard Freres:

    (i) reviewed the financial terms and conditions of a May 14, 1999 draft of the Merger Agreement;

    (ii) analyzed certain historical business and financial information relating to the Company;

    (iii) reviewed various financial forecasts and other data provided to Lazard Freres by the Company relating to its business;

    (iv) held discussions with members of the senior management of the Company with respect to the business, prospects, and strategic objectives of the Company;

    (v) reviewed public information with respect to certain other companies in lines of business Lazard Freres believes to be generally comparable to the business of the Company;

    (vi) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard Freres believes to be generally comparable to those of the Company;

    (vii) reviewed the historical stock prices and trading volumes of the Common Stock; and

    (viii) conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

    Lazard Freres, with the Special Committee's consent, relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the Company's assets or liabilities or concerning the solvency of or issues relating to solvency concerning the Company.

    With respect to financial forecasts and any financial or operating information furnished by the Company or during discussions with the Company's management, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

    The written opinion of Lazard Freres was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, May 14, 1999. In rendering its opinion, Lazard Freres did not address the relative merits of the Transactions, any alternative potential transaction or the Company's underlying decision to effect the Transactions. Lazard Freres was not requested to solicit third party indications of interest in acquiring the Company nor did Lazard Freres actively seek any other offers.

    In rendering its opinion, Lazard Freres assumed that (i) the Merger Agreement would not differ in any material respect from the May 14, 1999 draft referred to above and (ii) the Transactions would be consummated on the terms described in the May 14, 1999 draft of the Merger Agreement, without any waiver of any material terms or conditions by the Company.

    The following is a summary of the material financial and comparative analyses performed by Lazard Freres in connection with providing its written opinion to the Special Committee.

    COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Lazard Freres reviewed and compared certain actual and estimated financial, operating and stock market information of two sets of companies in lines of business believed to be generally comparable to those of the Company. The first set of such companies were companies principally engaged in the production and distribution of television programming (collectively, the "Selected Comparable Television Production Companies") and included:

    - Alliance Atlantis Communications, Inc.,

    - CINAR Corporation,

    - dick clark productions, inc.,

    - Endemol Entertainment Holding NV,

    - King World Productions, Inc.,

    - Kushner-Locke Company,

    - Nelvana Ltd., and

    - Trimark Holdings, Inc.

    The analysis indicated that the Selected Comparable Television Production Companies were valued at a median enterprise value multiple of 1998 estimated revenues of 2.66x, at a median multiple of 1999 estimated revenues of 2.17x, at a median multiple of 2000 estimated revenues of 2.31x, at a median multiple of 1998 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") of 14.9x, at a median multiple of 1999 estimated EBITDA of 9.6x, at a median multiple of 2000 estimated EBITDA of 14.0x, at a median multiple of 1998 estimated earnings before interest and taxes ("EBIT") of 14.0x, at a median multiple of 1999 estimated EBIT of 11.1x and at a median multiple of 2000 estimated EBIT of 16.0x.

    Lazard Freres also reviewed and compared certain actual and estimated financial, operating and stock market information of companies in the diversified media industry (collectively, the "Selected Comparable Diversified Media Companies"). Such companies included:

    - Fox Entertainment Group, Inc.,

    - Metro-Goldwyn-Mayer Inc.,

    - Seagram Company Ltd.,

    - Time Warner Inc.,

    - Viacom Inc. and

    - Walt Disney Company

    The analysis indicated that the Selected Comparable Diversified Media Companies were valued at a median enterprise value multiple of 1998 estimated revenues of 2.48x, at a median multiple of 1999 estimated revenues of 2.31x, at a median multiple of 2000 estimated revenues of 2.13x, at a median multiple of 1998 estimated EBITDA of 18.3x, at a median multiple of 1999 estimated EBITDA of 15.3x, at a median multiple of 2000 estimated EBITDA of 13.7x, at a median multiple of 1998 estimated EBIT of 25.3x, at a median multiple of 1999 estimated EBIT of 21.8x and at a median multiple of 2000 estimated EBIT of 19.2x.

    Based upon projections provided by the Company, the Per Share Amount implied an enterprise value multiple of 1998 revenues of 1.99x, a multiple of 1999 estimated revenues of 2.32x, a multiple of 1998 EBITDA of 27.7x, a multiple of 1999 estimated EBITDA of 30.2x, a multiple of 1998 EBIT of 35.9x and a multiple of 1999 estimated EBIT of 42.8x. Lazard Freres also calculated the implied enterprise value as a multiple of the 2000 estimated unlevered pre-tax and after-tax cash flow to be 21.5x and 29.1x, respectively. Lazard Freres noted, however, that there were several factors that limited the relevance of this analysis: (i) there were relatively few direct comparable companies to the Company due to the Company's focus on television production and its extensive film and television libraries; (ii) the cyclicality and accounting methods of the entertainment industry made interpreting the multiples difficult; and (iii) the Company's recent restructuring efforts complicated comparison of historical results.

    SELECTED PRECEDENT TRANSACTIONS ANALYSIS. Lazard Freres reviewed and analyzed publicly available financial, operating and stock market information of 36 acquisition transactions that it selected. Twenty-three acquisition transactions involved the television industry (the "Selected Television Transactions"), including 6 acquisition transactions where the Company or its predecessors was the target (the "Company Transactions"), and thirteen acquisition transactions involved movie studios as the target (the "Selected Movie Studio Transactions"). Based upon such information for the Selected Television Transactions, the median transaction value multiple of last twelve months ("LTM") revenues was 1.8x and the median multiple of LTM EBITDA was 11.7x. Based upon such information for the Selected Movie Studio Transactions, the median transaction value multiple of LTM revenues was 2.1x and the median multiple of LTM EBITDA was 18.5x. Based upon such information for the Company Transactions, the median transaction value multiple of LTM revenues was 1.59x and the median multiple of LTM EBITDA was 11.6x. The Per Share Amount implied multiples of 1998 revenues of 1.99x and 1998 EBITDA of 27.7x. For reasons similar to those in the Comparable Publicly Traded Companies Analysis, Lazard Freres noted that the results of this analysis were of limited relevance.

    DISCOUNTED CASH FLOW ANALYSIS. Based upon information, including projections, provided by the Company's management, Lazard Freres estimated the net present value of the future cash flows of four principal components of the Company's business: current production, future production, TV and film library and corporate overhead. The information, including projections, provided by the Company further segregated the cash flows on a show-by-show basis for the current production and by "slates" of programs for the future production. Lazard Freres utilized discount rates ranging from 9% to 12% and perpetuity growth rates ranging from 0% to 3% for current production, discount rates ranging from 12% to 15% and perpetuity growth rates ranging from 6% to 9% for future production, discount rates of 7% to 10% and perpetuity growth rates ranging from (2%) to 1% for TV and film library, and discount rates of 10% to 13% and perpetuity growth rates ranging from (2%) to 1% for corporate overhead. These factors were applied to three different operating scenarios provided by management of the Company: a "status quo" scenario; a "stand-alone" scenario; and a "fully integrated" scenario. The status quo scenario represented the current state of the Company as it was operated under the control of Parent. The stand-alone and fully integrated scenarios were prepared for comparative purposes for the Special Committee to reflect the values hypothetically obtainable if the Company were free to operate as a stand-alone enterprise or fully integrated with the infrastructure of Parent or another major integrated studio. Adjusting appropriately for estimated net debt as of June 30, 1999, of $245.0 million and other assets valued at approximately $11.5 million, these analyses indicated net equity value reference ranges per share of Common Stock as of June 30, 1999, of approximately $7.60 to $10.50 for the status quo scenario, $8.60 to $11.55 for the stand-alone scenario and $12.45 to $16.20 for the fully integrated scenario. However, as Viacom informed Lazard Freres and the Special Committee that it was not prepared to entertain either the stand-alone scenario or fully integrated scenario to the extent it involved third parties, Lazard Freres noted that the results of the analyses under the stand-alone and fully integrated scenarios were of limited relevance.

    PREMIUMS PAID ANALYSIS. Lazard Freres reviewed the publicly available information concerning premiums paid in 29 selected minority take-out transactions since 1990, of which 8 were in the media industry (the "Media Transactions"). The purchase prices paid in all such transactions represented median premiums of approximately 25.1%, 32.6% and 37.8%, respectively, over the closing prices of the target company's stock on the day prior, one week prior and four weeks prior to announcement. Lazard Freres also noted that the final deal price represented a median increase of 10.7% over the initial offer made by the acquiring company. The purchase prices paid in all Media Transactions represented median premiums of approximately 23.4%, 33.5% and 36.3%, respectively, over the closing prices of the target company's stock on the day prior, one week prior and four weeks prior to announcement. Lazard Freres noted that in the Media Transactions the final deal price represented a median increase of 9.2% over the initial offer made by the acquiring company. Lazard Freres noted that the Per Share Amount represented a premium of approximately 44.4%, 40.5% and 54.5%, respectively, over the closing price of the Common Stock on one day prior, one week prior and four weeks prior to The Proposal on March 19, 1999, respectively. Moreover, Lazard Freres noted that the offer price of $9.75 per Share represented a 8.3% increase over the $9.00 per Share amount offered in the Proposal.

    SPECIAL CONSIDERATIONS. In connection with the review of the Transactions by the Special Committee, Lazard Freres performed a variety of financial and comparative analyses for the purposes of its opinion. The foregoing summary does not purport to be a complete description of the analyses performed by

Lazard Freres, although it is a summary of the material financial and comparative analyses performed by Lazard Freres in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of Lazard Freres. No company or transaction used in the above analyses as a comparison is identical to the Company or to the Transactions. In arriving at its opinion, Lazard Freres considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard Freres providing its opinion to the Special Committee in connection with its consideration of the Transactions and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Lazard Freres was provided estimates and information by the Company's management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Lazard Freres. Similarly, any estimate of values or forecasts of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

    The opinion and presentation of Lazard Freres to the Special Committee was only one of many factors taken into consideration by the Special Committee in making its determination to recommend the Transactions. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Lazard Freres, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses See "SPECIAL FACTORS-- Cautionary Statement Concerning Forward Looking Statements." In addition, the terms of the Transactions were determined through arm's-length negotiations between the Special Committee and Viacom and were approved by the Board.

    The Special Committee retained Lazard Freres to act as its investment banker in connection with the Transactions. Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as investment banker to the Special Committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

    Pursuant to a letter agreement dated April 5, 1999, the Special Committee retained Lazard Freres services as investment banker in connection with the Transactions, including its delivery of the opinion summarized above. Pursuant to the letter agreement, the Company has paid Lazard Freres fees totaling $875,000. The Company also has agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel). In the ordinary course of its business, Lazard Freres and its affiliates may actively trade in the securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

COMPANY BUDGET INFORMATION AND FINANCIAL PROJECTIONS

    The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in connection with Parent's position as a controlling stockholder of the Company, Parent has received and examined certain analyses prepared by the Company which include projections of future financial results. Such information has been set forth below for the limited purpose of giving the Company's stockholders access to financial projections by the Company's management that were available for review by Parent and Purchaser in connection with the Offer.

    Prior to the Proposal, as part of Parent's ongoing 1999 financial planning process, the Company provided Parent an estimate for the quarter ended March 31, 1999 and the year ended December 31, 1999 (together, the "1999 Estimate"). Selected information for the 1999 Estimate is set forth below:

                                                                           THREE MONTHS ENDING      YEAR ENDING
                                                                              MARCH 31, 1999     DECEMBER 31, 1999
                                                                                (ESTIMATE)          (ESTIMATE)
                                                                           --------------------  -----------------
                                                                                       (IN THOUSANDS)
Revenue..................................................................       $  171,821          $   497,049
EBITDA...................................................................           11,964               29,873
Operating Income.........................................................            9,340               18,658
Net Income (Loss)........................................................            3,812               (6,311)

    The Company prepared the 1999 Estimate based on then current assumptions including, but not limited to, those related to the production and exploitation of its existing and potential future network and first run television programs, continued exploitation of its library properties and selling, general and administrative costs. In particular, estimates for the Company's network and first run shows required assumptions as to network orders and station clearances; license fees and advertising revenue; domestic and international syndication sales; and, production and exploitation costs. Assumptions relating to the Company's library product were derived based on expected sales of available product. The Company also provided estimates for overhead and other costs.

    After the Proposal but prior to the announcement of Purchaser's intention to commence the Offer, the Company indicated to Parent that certain changes had occurred to the assumptions for some of its key programs that had been incorporated in the 1999 Estimate shown above. The Company indicated that revenue and EBITDA for the year ended December 31, 1999 (the "Revised 1999 Estimate") would likely be higher than the 1999 Estimate provided above. However, the Company did not provide Parent with any formal revisions to revenue, EBITDA, operating income or net income based on these revised assumptions. Therefore the 1999 Estimate shown above does not take into account such revisions. Parent did not rely to any material degree upon the Revised 1999 Estimate in performing its analysis of the Company.

    Also prior to the announcement of Purchaser's intention to commence the Offer, the Company provided to Parent, in the ordinary course of business, unaudited actual financial information for the three months ended March 31, 1999 and unaudited actual financial information for April 1999. This information is set forth below:

                                                                                                 ONE MONTH ENDED
                                                                           THREE MONTHS ENDED    APRIL 30, 1999
                                                                             MARCH 31, 1999          (ACTUAL
                                                                           (ACTUAL UNAUDITED)      UNAUDITED)
                                                                           -------------------  -----------------
                                                                                       (IN THOUSANDS)
Revenue..................................................................      $   184,955          $  59,454
EBITDA...................................................................           19,325              7,427
Operating Income.........................................................           16,783              6,532
Net Income (Loss)........................................................            3,224              1,310

    The foregoing projected financial information was also provided to Lazard Freres.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above concerning the Company's 1999 budget and the financial projections disclosed above (together, the "Projections"). Such information has been included in this Offer to Purchase for the limited purpose of giving the Company's stockholders access to financial projections by the Company's management that were made available to Parent and Purchaser. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing Projections were based on assumptions concerning the Company's products and business prospects in 1999 through 2000, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Projections were also based on other revenue and operating assumptions. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Offer to Purchase only because such information was made available to Parent and Purchaser by the Company. Neither Parent's nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. None of Parent, Purchaser, the Company or any other party assumes any responsibility for the accuracy or validity of the foregoing projections.

POSITION OF VIACOM REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    Viacom believes that the consideration to be received by the Public Stockholders, pursuant to the Offer and the Merger, is fair to the Public Stockholders. Viacom based its belief solely on (i) the fact that the Board and the Special Committee concluded that the Offer and the Merger are fair to, and in the best interests of, the Company, (ii) the historical and projected financial performance of the Company and its financial results, (iii) the fact that the consideration to be paid in the Offer and the Merger represents a premium of approximately 42.4% over the average closing price for the one-month period prior to the March 19, 1999 public announcement of Parent's original offer to acquire the outstanding Shares held by the Public Stockholders, and a premium of approximately 44.4% over the reported closing price for the Shares on the last trading day prior to March 19, 1999, (iv) the fact that the terms of the Offer and the Merger and the Merger Agreement were negotiated on an arm's-length basis, (v) the fact that the Offer and the Merger will each provide consideration to the stockholders entirely in cash, and (vi) notwithstanding the fact that Lazard Freres' opinion was provided solely for the information and assistance of the Special Committee and that Viacom is not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Lazard Freres that the $9.75 per Share in cash to be received by the Public Stockholders in the Offer and the Merger is fair to such holders from a financial point of view. Viacom has reviewed the factors considered by the Board in support of its decision, as described in the Schedule 14D-9 and above, and had no basis to question their consideration of or reliance on those factors. Viacom found it impracticable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. The consummation of the Offer and the Merger did not require the approval of a majority of the Public Stockholders.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT AND
  PURCHASER FOR THE OFFER AND THE MERGER

    The purpose of the Offer and the Merger is to allow Viacom to significantly reduce overhead expenses, by combining the Company's administrative functions and television sales force with that of Paramount Television's thereby reducing employment and other costs of the Company. In addition, Viacom expects to be able to generate increased revenues from the Company's current television production and its television and film libraries. This will be accomplished by Parent, through Purchaser, acquiring the Shares it does not already own in the Company. Through the Merger, Parent will acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a direct wholly owned subsidiary of Parent. The acquisition of the Shares not owned by Parent has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the Public Stockholders to Parent and to provide the Public Stockholders with cash for all of their Shares.

    Under the DGCL, the approval of the Board and the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon are required to approve and adopt the Merger Agreement and the Transactions. The Board has approved, adopted and declared to be advisable the Merger Agreement and the Transactions. If a Short-Form Merger is effected pursuant to the provisions of the DGCL described below, the Merger can be approved through action of the Board without a shareholder vote. If a Short-Form Merger cannot be effected, the only remaining required corporate action of the Company, Parent or Purchaser is the approval and adoption of the Merger Agreement and the Transactions by the affirmative vote of a majority of the votes cast by all stockholders of the Company entitled to vote thereon. Parent already has sufficient voting power to cause the approval and adoption of the Merger Agreement and the Transactions without the affirmative vote of any other stockholder of the Company and, if such action is required, the Company has agreed to take all action necessary to cause all Shares owned by it to be voted in favor of the approval and adoption of the Merger Agreement and the Transactions.

    Under the DGCL, if Purchaser acquires, pursuant to the Offer and the Contribution, at least 90% of the then outstanding Shares, Purchaser's Board of Directors will be able to effect a Short-Form Merger. Additionally, the DGCL requires that the merging entities be a parent and subsidiary. Thus, immediately prior to the Effective Time, Parent will contribute the Purchaser Shares to Purchaser, thereby causing Purchaser to be the parent of the Company. If Purchaser does not acquire at least 90% of the then issued and outstanding Shares pursuant to the Offer and the Contribution, the DGCL requires a vote of the Company's stockholders to effect the Merger, and a significantly longer period of time will be required to effect the Merger and distribution of Merger Consideration.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
  OFFER AND THE MERGER

    Pursuant to the Merger Agreement, upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Merger Agreement."

    Other than by virtue of the Merger and the Transactions and except as otherwise described below or elsewhere in this Offer to Purchase, Viacom and Parent have no current plans or proposals which relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company's capitalization or dividend policy or indebtedness; (iv) any change in the management of the Company, the composition of the Board or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Company's corporate structure or business.

    As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase from 80% to a greater percentage, to the extent of the number of Shares acquired under the Offer. If the Merger is consummated, Parent's interest in such items will increase to 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and 100% of future increase in the Company's value. Similarly, Parent will also bear all of the risk of any decrease in the value of the Company after the Merger, including the risk of 100% of losses generated by the Company's operations. Upon consummation of the Merger, the Public Stockholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, the Public Stockholders will not face the risk of decline in the value of the Company after the Merger.

    Upon consummation of the Merger, Parent will directly own 100% of the Shares. As a result of the Merger, Parent will be the sole stockholder of the Company and there will be no public market for the Shares. Upon consummation of the Merger, the Shares will cease to be listed or quoted on the NYSE and the Pacific Exchange (the "PE"), the registration of the Shares under the Exchange Act will be terminated and such stock will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. Moreover, the Company will be relieved of the obligation to (i) comply with the proxy rules of Regulation 14A under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) file periodic reports with the Commission under the Exchange Act. In addition, the Company's officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. See "THE TENDER OFFER--Section 11. Effect of the Offer on the Market for the Shares, the NYSE, the PE and Exchange Act Registration."

    The Merger Agreement provides for the directors of Purchaser immediately prior to the Effective Time (including Mr. Spelling) and for the officers of the Company immediately prior to the Effective Time, to be the directors and the officers, respectively, of the Surviving Corporation after the Merger, until their respective successors are elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that Mr. Spelling shall be the Chairman of the Surviving Corporation.

    After consummation of the Merger, Viacom plans to cause the Company to fulfill its existing contractual commitments and to exploit the business opportunities that are available to the Company in order to maximize the Company's opportunities for revenues and profit. Viacom intends to operate the Company and Spelling Television Inc. ("Spelling
Television-Registered Trademark-") and Big Ticket
Television-Registered Trademark- Inc. under the umbrella of Viacom's Entertainment Group and to consolidate certain sales and back-office functions of the Company with those of Viacom's Paramount Television Group. Viacom believes that a full integration of the Company into Viacom will enable the combined entity to realize efficiencies and economies of scale. See "SPECIAL FACTORS--Background of the Offer and the Merger."

RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER

    No dissenters rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who do not sell their Shares pursuant to the Offer and who fully comply with the statutory dissenters procedures set forth in the DGCL, the relevant portions of which are attached to this Offer to Purchase as Schedule III, will be entitled to receive in connection with the Merger, instead of the Merger Consideration, cash for the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) as determined pursuant to the procedures prescribed by the DGCL. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders (the "Dissenting Stockholders") would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares (the "Dissenting Shares"). In determining the fair value of the Dissenting Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER v. UOP, INC., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that, under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. The foregoing summary of Section 262 is qualified in its entirety by reference to Section 262, a copy of which is attached as Schedule III to this Offer to Purchase.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of certain conditions that are described below under the caption "THE TENDER OFFER--Section
12. Certain Conditions of the Offer." Purchaser and Parent have agreed that, without the prior written consent of the Special Committee, no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which changes the form of consideration payable in the Offer, which adds to, modifies or supplements the conditions to the Offer set forth below under the caption "THE TENDER OFFER--Section 12. Certain Conditions of the Offer," or which extends the expiration date of the Offer beyond the twentieth business day following commencement thereof; PROVIDED, HOWEVER, Purchaser may extend the expiration date of the Offer, (i) upon the occurrence of any of the events set forth below under the caption "THE TENDER OFFER--Section 12. Certain Conditions of the Offer," (ii) to the extent necessary to respond to comments on the Offer Documents from the Commission and (iii) on one additional occasion, for a period not to exceed ten business days. Purchaser and Parent may also make such other changes in the terms or conditions of the Offer as are not materially adverse to the holders of Shares without the prior written consent of the Special Committee. The term "Offer Documents" means the Schedule 14D-1, the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), this Offer to Purchase and the other documents, in each case filed by Purchaser and Parent with the Commission in connection with the Offer, together with all supplements and amendments thereto.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company shall continue as the Surviving Corporation. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time held by a Public Stockholder (other than any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from Surviving Corporation the Merger Consideration payable, without interest. Each Share not held by a Public Stockholder immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

    Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    DIRECTORS AND OFFICERS, CERTIFICATE OF INCORPORATION AND BY-LAWS. The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time (including Mr. Spelling) and the officers of the Company immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. The Merger Agreement also provides that Mr. Spelling, the current Vice Chairman of the Board, will be the Chairman of the Surviving Corporation. The Merger Agreement provides that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended as set forth in the Merger Agreement, and the Certificate of Incorporation as so amended at the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. The Merger

Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    TREATMENT OF STOCK OPTIONS; OPTIONHOLDER AGREEMENTS. Pursuant to the Merger Agreement, the Company shall take all actions necessary (including obtaining any and all required consents from employees) such that immediately after the Tender Offer Acceptance Date (as defined below), each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's stock option plans, including, The Spelling Entertainment Group Inc. 1987 Stock Option Plan and The Spelling Entertainment Group Inc. 1994 Stock Option Plan (the "Option Plans"), whether or not then exercisable, shall be canceled by the Company. The Merger Agreement provides that immediately after the Tender Offer Acceptance Date, each holder of a canceled Option shall be entitled to receive from Purchaser in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option. The Merger Agreement provides that all applicable withholding taxes attributable to the payments made thereunder or to distributions contemplated thereby shall be deducted from the amounts payable thereunder and all such taxes attributable to the exercise or deemed exercise of Options on or after the Effective Time shall be withheld from the Merger Consideration. The term "Tender Offer Acceptance Date" means the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date of the Offer. Except as otherwise agreed to by the parties to the Merger Agreement and to the extent permitted under the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Options shall have any right thereunder to acquire any equity securities of the Company.

    In order to prevent the dilution of its greater than 80% interest in the Common Stock of the Company that could result from the exercise of Options during the period between the commencement of the Offer and the earlier of (i) the Tender Offer Acceptance Date and (ii) the expiration of the Offer prior to the purchase of any Shares thereunder, Parent, prior to the commencement of the Offer, entered into agreements (each an "Optionholder Agreement") with various directors, officers and employees who are holders of Options covering approximately 2,583,055 Shares, pursuant to which such holders of Options have agreed not to exercise their Options during such period of time, and Parent has agreed to cause such holders' Options (consistent with the treatment of all options under the terms of the Merger Agreement) to be canceled immediately after the Tender Offer Acceptance Date and to make the payments described in the paragraph above to the holders of Options.

    WITHHOLDING TAXES. The Surviving Corporation or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares any amounts that the Surviving Corporation or such paying agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

    AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY; STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, take all necessary action to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions (the "Stockholders' Meeting"). At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them to be voted in favor of the approval and adoption of the Merger Agreement and the Transactions. In the event a Stockholders' Meeting is called, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and to secure the vote or consent of stockholders required by the DGCL to approve and adopt the Merger Agreement, unless otherwise required by the applicable fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee, as determined by such directors in good faith, and after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel).

    PROXY STATEMENT. The Merger Agreement provides that Parent, Purchaser and the Company shall, if required by applicable law, as soon as practicable following consummation of the Offer, file a proxy statement (the "Proxy Statement") with respect to the Stockholders' Meeting with the Commission under the Exchange Act, and use its best efforts to have the Proxy Statement cleared by the Commission. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment thereof or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statements and all responses to requests for additional information from the Commission and replies to comments from the Commission prior to their being filed with, or sent to, the Commission. Each of the Company, Parent and Purchaser shall use its reasonable efforts after consultation with the other parties to the Merger Agreement, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement and all required amendments thereof and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

    CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, the Company shall and shall cause its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") to (i) operate its business in the usual and ordinary course consistent with past practices, (ii) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations and (iii) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company, to afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

    DIRECTORS AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement further provides that the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of the officers and directors of the Company than those set forth in Article XII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers, employees, fiduciaries or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification shall be required by law.

    The Merger Agreement also provides that from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify and hold harmless, each present and former director and officer of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such person is or was a director or officer of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (and shall promptly pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are to be advanced of any undertaking to repay such advances as required under the DGCL). In the event of any such actual or threatened claim, action, suit, proceeding or investigation, the Merger Agreement provides that
(i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) the Surviving Corporation shall cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter and (iii) to the extent any determination is required to be made with respect to whether any Indemnified Party's conduct complies with the standards set forth under the DGCL, such determination shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and PROVIDED FURTHER that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that two or more of such Indemnified Parties have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation.

    The Merger Agreement provides that the Surviving Corporation shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance.

    The Merger Agreement provides that in the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or, at Parent's option, Parent, shall assume the foregoing indemnity obligations.

    The Merger Agreement provides that Parent shall pay all reasonable expenses incurred by any Indemnified Party in connection with the enforcement of the provisions of the Merger Agreement relating to directors' and officers' indemnification and insurance.

    NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to the provisions of the Merger Agreement relating to notification of certain matters shall not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

    The Merger Agreement provides that the Company shall give prompt written notice to Parent of any proposal, offer or other communication from any person
(i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or assets of the Company or any Subsidiary, (ii) to enter into any business combination with the Company or any Subsidiary or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any subsidiary. The Merger Agreement also provides that the Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

    PUBLIC ANNOUNCEMENTS. Pursuant to the Merger Agreement, Parent and the Company shall each obtain the prior consent of each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or any transaction contemplated thereby and shall not issue any such press release or make any such public statement without such prior consent, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

    FURTHER ACTION. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto covenants and agrees to use all reasonable best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement, including the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company, Parent and Purchaser as to the enforceability of the Merger Agreement. The Company also has provided, subject to appropriate materiality standards, representations and warranties as to absence of certain changes or events concerning the Company's business, compliance with law, absence of litigation, corporate status, capitalization, the accuracy of financial statements and filings with the Commission and intellectual property rights.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL and the Certificate of Incorporation and the By-laws of the Company; (ii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger; and (iii) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company: (i) by mutual written consent duly authorized by the Board of Directors of Parent, Purchaser and the Company, if such termination is also approved by the Special Committee; (ii) by either Parent, Purchaser or the Company if (a) the Effective Time shall not have occurred on or before December 31, 1999; PROVIDED, HOWEVER, that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by Parent, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth under the caption "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" below, Purchaser shall have (1) failed to commence the Offer within 60 days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Shares for payment thereunder, or (3) failed to pay for the Shares validly tendered pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement or (b) prior to the purchase of any Shares validly tendered pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner that is, in the reasonable judgment of Parent, materially adverse to Parent or Purchaser, its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; (iv) by the Company, upon approval of the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth under the caption "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" below, Purchaser shall have (a) failed to commence the Offer within 60 days following the date of the Merger Agreement, (b) terminated the Offer without having accepted any Shares for payment thereunder, or (c) failed to pay for the Shares validly tendered pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any representation or warranty of it contained in the Merger Agreement or (v) by the Company, upon approval of the Special Committee, if any representation or warranty of Parent and Purchaser in the Merger Agreement which is qualified as to materiality shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, or Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Purchaser to be performed or complied with by it under the Merger Agreement; PROVIDED that if such material breach or failure to perform is curable by Parent or Purchaser through the exercise of its reasonable efforts and for so long as Parent or Purchaser continues to exercise such reasonable efforts, the Company may not terminate the Merger Agreement under Section 8.01(e) thereof.

    The right of any party hereto to terminate the Merger Agreement pursuant to the provisions of the Merger Agreement relating to termination will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party thereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of the Merger Agreement.

    In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, except for certain provisions of the Merger Agreement (including those related to fees and expenses described below) which survive termination. The Merger Agreement also provides that no party shall be relieved from liability for any wilful breach thereof.

    All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by Parent.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    GENERAL. In considering the recommendation of the Special Committee and of the Board with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, Public Stockholders should be aware that members of the Company's management and the Board have the interests and relationships summarized below that may present them with potential conflicts of interest in connection with the Offer and the Merger. The Special Committee and the Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Offer and the Merger to the Public Stockholders.

    COMPENSATION OF MEMBERS OF THE SPECIAL COMMITTEE. Mr. William M. Haber has been compensated in the amount of $20,000 for serving as a member of the Special Committee. Mr. John L. Muething has been compensated in the amount of $25,000 for serving as the chairman of the Special Committee. This compensation was authorized by the Board in order to compensate the members thereof for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the Special Committee and was paid without regard to whether the Special Committee approved the Offer and the Merger or whether the Merger was consummated.

    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Mr. Spelling, the Vice Chairman of the Board of the Company, will be the Chairman as well as a director of the Surviving Corporation.

    OWNERSHIP OF COMMON STOCK. As of April 30, 1999, the directors and executive officers of the Company, as a group, beneficially owned an aggregate of 50,500 Shares (representing approximately .05% of the then outstanding Shares), excluding shares subject to options to purchase Shares granted by the Company pursuant to its stock option plans ("Options"). As of April 30, 1999, the members of the Special Committee, as a group, beneficially owned an aggregate of 2,000 Shares. All such Shares held by such directors and executive officers and by the members of the Special Committee will be treated in the Merger in the same manner as Shares held by the other stockholders. See "The Merger--Treatment of Securities in the Merger." In the aggregate, the directors and executive officers of the Company will be entitled to receive approximately $492,375 for their Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of April 30, 1999 and the members of the Special Committee will be entitled to receive approximately $19,500 for their Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of April 30, 1999).

    OPTIONS. As of April 30, 1999, the directors and executive officers of the Company had Options to acquire an aggregate of 2,172,500 Shares. Immediately after the Tender Offer Acceptance Date, pursuant to the Merger Agreement, each outstanding Option, including those held by such directors and executive officers, whether or not then vested and exercisable will, in accordance with procedures that apply to all holders of Options, be canceled and each holder of an Option shall be entitled to receive from Purchaser in consideration for the cancellation of such Option, an amount in cash, net of applicable withholding taxes, equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option. The directors and executive officers of the Company, as a group, will receive total consideration of $5,342,500 (before applicable taxes) in exchange for the cancellation of their Options based on the number of Options as of April 30, 1999. See "SPECIAL FACTORS--The Merger Agreement--Treatment of Options; Optionholder Agreements."

    INDEMNIFICATION AND INSURANCE. For a discussion of certain agreements by Parent with respect to indemnification of, and insurance for, directors and officers of the Company, see "The Merger-- Indemnification and Insurance."

    RELATIONSHIPS OF DIRECTORS WITH VIACOM. Mr. Sumner Redstone, the Chairman of the Board of the Company, is the Chairman of the Board and Chief Executive Officer of Viacom. Mr. Redstone is also President, Chief Executive Officer and Chairman of the Board of National Amusements, Inc. ("NAI"). As of April 8, 1999, NAI owned approximately 67% of the Class A Common Stock and approximately 28% of the Class A Common Stock and the Class B Common Stock of Viacom on a combined basis. Mr. Philippe P. Dauman, a director of the Company, is Deputy Chairman of the Board and Executive Vice President and Secretary of Viacom. Mr. Dauman is also a director of NAI. Mr. Thomas E. Dooley, a director of the Company, is Deputy Chairman and Executive Vice President Finance.

    EMPLOYMENT CONTRACTS AND ARRANGEMENTS. Pursuant to an Employment Agreement dated as of March 1, 1998 (the "Employment Agreement"), Mr. Spelling is employed as Vice Chairman of the Board of the Company and as Chairman of the Board and Chief Executive Officer of Spelling Television Inc. and is entitled to serve as Executive Producer or Producer of substantially all television programs and films (as he may elect) produced by the Company or its production subsidiaries. Mr. Spelling's Employment Agreement extends through April 30, 2000. As compensation for the performance of his obligations under the agreement, Mr. Spelling received a salary of $129,167 per month for the first two months of the agreement, and an annual base salary of $1,700,000 for the period May 1, 1998 to April 30, 1999 ("first term year") and will receive an annual base salary of $1,850,000 for the period May 1, 1999 to April 30, 2000 ("second term year"). Mr. Spelling is also entitled to receive a year-end bonus of $175,000 for the first term year and $200,000 for the second term year. As compensation for serving as an Executive Producer or Producer, Mr. Spelling receives certain producer fees and other compensation.

    Mr. Spelling has the right to terminate the Employment Agreement effective upon seven (7) days' written notice in the event that the Company materially breaches its obligations under the Employment Agreement or upon certain circumstances involving a change of control of the Company. If the agreement is terminated for any reason, Mr. Spelling may elect to continue to provide Executive Producer services on the Company's product as set forth in the agreement and the Company will pay him producer fees and other compensation as set forth therein. If Mr. Spelling terminates the Employment Agreement based on a material breach by the Company, Mr. Spelling has the right to cease providing services and receive a lump sum payment equal to the present value of his base salary for the remainder of the term, as well as Executive Producer fees and other compensation payable in accordance with a formula provided in his Employment Agreement, and the year-end bonuses. In addition, Mr. Spelling was also granted 75,000 Options pursuant to his employment agreement. In connection with the Merger Agreement, all outstanding vested and unvested Options Mr. Spelling holds as of the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer, will be canceled and Mr. Spelling will become entitled to receive, in consideration of the cancellation of each such Option, an amount of cash equal to the product of (a) the number of shares of Common Stock covered by such Option as of such date and (b) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option. Mr. Spelling will receive an aggregate of $3,190,625 (before applicable taxes) in connection with the cancellation of his 1,075,000 Options pursuant to the Merger Agreement.

    The Company has a three-year employment agreement with Peter H. Bachmann, dated as of January 1, 1997, wherein he is employed as President of the Company and received an annual salary of $675,000 during the first year of the term. Pursuant thereto, his salary increased to $725,000 on January 1, 1998 and increased to $795,000 on January 1, 1999. Further, he is entitled to receive target incentive compensation of 50% of his salary based on the Company's performance and his individual performance. Mr. Bachmann is also entitled to receive an annual grant of not less than 125,000 Options. Under certain circumstances, including a change of control, sale, liquidation or other disposition of the Company or if the Company engages in a "going private" transaction (as defined in his agreement), Mr. Bachmann's outstanding Options will become vested and fully exercisable. In the event Mr. Bachmann is terminated without cause or he terminates the agreement for good reason, he is entitled to receive his base salary, bonus and certain other compensation for the balance of the employment term, subject to mitigation after the first 18 months, and all outstanding vested and unvested Options as of the end of the employment term shall remain exercisable for six months following the date of termination (but not beyond the expiration date of such Options). In connection with the Merger Agreement, all outstanding vested and unvested Options Mr. Bachmann holds as of the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer, will be canceled and Mr. Bachmann will become entitled to receive, in consideration of the cancellation of each such Option, an amount of cash equal to the product of (a) the number of shares of Common Stock covered by such Option immediately prior to such date and
(b) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option. Mr. Bachmann will receive an aggregate of $1,466,875 (before applicable taxes) in connection with the cancellation of his 780,000 Options pursuant to the Merger Agreement.

    The Company has a two-year employment agreement with Ross G. Landsbaum, dated as of July 20, 1998. Pursuant to such agreement, Mr. Landsbaum is employed as Senior Vice President--Chief Financial Officer of the Company at an annual salary of $265,000 during the first year of the agreement and $285,000 during the second year of the agreement. Further, he is entitled to receive target incentive compensation of 40% of his base salary. In connection with the Merger Agreement, all outstanding vested and unvested Options Mr. Landsbaum holds as of the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer, will be canceled and Mr. Landsbaum will become entitled to receive, in consideration of the cancellation of each such Option, an amount of cash equal to the product of (a) the number of shares of Common Stock covered by such Option immediately prior to such date and (b) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option. Mr. Landsbaum will receive an aggregate of $312,500 (before applicable taxes) in connection with the cancellation of his 137,500 Options pursuant to the Merger Agreement.

    The Company has an agreement with James Miller, dated as of January 6, 1997, as amended as of June 30, 1998, which terminates on September 30, 2000. Pursuant to such agreement, Mr. Miller is employed as Vice President and Controller of the Company at an annual salary of $200,000 from October 1, 1998 to September 30, 1999 and $215,000 from October 1, 1999 to September 30, 2000. Mr. Miller is also entitled to receive a bonus at the Company's discretion. Pursuant to Mr. Miller's employment agreement, he was granted 20,000 Options vesting 25% each year. In connection with the Merger Agreement, all outstanding vested and unvested Options Mr. Miller holds as of the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer, will be canceled and Mr. Miller will become entitled to receive, in consideration of the cancellation of each such Option, an amount of cash equal to the product of (a) the number of shares of Common Stock covered by such Option immediately prior to such date and (b) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option. Mr. Miller will receive an aggregate of $125,625 (before applicable taxes) in connection with the cancellation of his 50,000 Options pursuant to the Merger Agreement.

    The Company has an agreement with Sally Suchil which terminates on January 4, 2000. Pursuant to such agreement, Ms. Suchil is employed as Senior Vice President--General Counsel, Secretary and Administration of the Company at an annual salary of $305,000 during the first year of the agreement, which increased to $325,000 on January 1, 1999. Ms. Suchil is also entitled to receive target incentive compensation of 30% of her base annual salary. In connection with the Merger Agreement, all outstanding vested and unvested Options Ms. Suchil holds as of the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer, will be canceled and Ms. Suchil will become entitled to receive, in consideration of the cancellation of each such Option, an amount of cash equal to the product of (a) the number of shares of Common Stock covered by such Option immediately prior to such date and (b) the excess, if any, of the Merger

Consideration over the exercise price per share previously subject to such Option. Ms. Suchil will receive an aggregate of $246,875 (before applicable taxes) in connection with the cancellation of her 130,000 Options pursuant to the Merger Agreement.

    OTHER AGREEMENTS. Spelling Television has an agreement with Tori Spelling, Mr. Spelling's daughter, wherein Spelling Television is granted the exclusive right and property in and to Ms. Spelling's television series services as an actress in regard to the production of "Beverly Hills, 90210" for a period dating from September 26, 1990. Spelling Television has recently extended the term of the agreement for Ms. Spelling's services for a tenth season of the series. Ms. Spelling is compensated: per program; for television re-runs, theatrical re-runs, foreign telecasting and supplemental markets; for a portion of the net profits derived from certain merchandising activities; and if Ms. Spelling renders services for commercial announcements. Spelling Television guarantees to employ and compensate or compensate Ms. Spelling for all episodes produced in a season, but in no event for less than 26 episodes for the 1998/1999 season and no less than 26 episodes for the 1999/2000 season. Ms. Spelling received $896,279 for the quarter ended March 31, 1999, $3,111,000 for the years ended December 31, 1998 and 1997, respectively.

    Spelling Television has an agreement dated as of September 24, 1996 with Randy Spelling, Mr. Spelling's son, wherein Spelling Television is granted the exclusive right to Randy Spelling's services as an actor in regard to the production of "Sunset Beach," with options to extend the agreement. Pursuant to such agreement, Randy Spelling is compensated: per episode (with a minimum number of episodes per week); for a portion of the net profits derived from certain merchandising activities; as well as for certain other required payments. Spelling Television guarantees to employ and compensate or compensate Randy Spelling for any episode for which Spelling Television has guaranteed him compensation. Randy Spelling received $54,084 for the quarter ended March 31, 1999, $260,000 and $401,902 for the years ended December 31, 1998 and 1997, respectively.

    Spelling Television has an agreement with Mr. Spelling whereby he is entitled to receive producer fees and other compensation on a per episode or per hour basis on the product produced by Spelling Television, including series, mini-series and movies for television, and for certain theatrical films. Pursuant to such agreement, in fiscal year 1998, Mr. Spelling was paid $7,207,000 in producers fees and other compensation by Spelling Television. The Company believes that the amount of fees paid to Mr. Spelling are equal to or less than fees paid to unaffiliated producers of comparable stature.

    DIRECTOR COMPENSATION. Each member of the Board (excluding Messrs. Dauman, Dooley and Redstone) are entitled to receive an annual fee of $15,000 plus $750 for each Board and Committee meeting attended. In addition, the directors serving on the Special Committee have received additional compensation in connection with such service. See "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger--Compensation of Members of the Special Committee."

    Stockholders also should be aware that Parent and Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Parent's current ownership of more than 80% of the Shares and its affiliates' officers, constituting three of the Company's six directors, Parent may be deemed to control the Company.

    The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Recommendation of the Company Board; Fairness of the Offer and the Merger."

    To the best knowledge of, Parent and Purchaser, all of the executive officers and directors of the Company currently intend to tender Shares owned by them pursuant to the Offer. Several of the officers of the Company have entered into Optionholder Agreements with Parent pursuant to which they have agreed not to exercise their Options prior to the earlier of the Tender Offer Acceptance Date and the date upon which the Offer shall have expired without any Shares being purchased thereunder. See SPECIAL FACTORS--"The Merger Agreement--Treatment of Options; Optionholder Agreements."

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information, as of April 30, 1999, regarding the ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, and any director or executive officer of the Company, Parent or Purchaser who is the beneficial owner of Shares or Options issued by the Company:

                                                                           NUMBER OF SHARES          PERCENTAGE OF
                                                                              SUBJECT TO             COMMON STOCK
                                                      NUMBER OF SHARES     OPTIONS ISSUED BY         BENEFICIALLY
NAME OF BENEFICIAL OWNER                              OWNED DIRECTLY(1)       THE COMPANY             OWNED(2)(3)
----------------------------------------------------  -----------------  ---------------------  -----------------------
Viacom Inc..........................................       75,216,103(4)          --                       80.6%
  1515 Broadway
  New York, NY 10036

------------------------------

(1) As of April 30, 1999.

(2) Unless otherwise indicated, each holder named has sole voting and investment power with respect to the shares of Common Stock owned by such holder.

(3) Based upon 93,297,901 shares of Common Stock outstanding as of April 30,
    1999.

(4) Consists of shares of Common Stock indirectly owned by Viacom and attributed to Mr. Sumner Redstone. NAI owns approximately 66.8% of Viacom's Class A Common Stock and approximately 18.8% of Viacom's Class B Common Stock. Mr. Redstone is the controlling shareholder of NAI and is its Chairman of the Board, President and Chief Executive Officer.

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY The following table sets forth, as of April 30, 1999, the aggregate amount and percentage of Common Stock beneficially owned by each current executive officer and director of the Company. Any such person whose name does not appear does not beneficially own any Common Stock as of April 30, 1999. The table also sets forth, as of April 30, 1999, the aggregate amount and percentage of Common Stock beneficially owned by all current directors and executive officers, as a group, of the Company. No pension, profit-sharing or similar plan of Spelling owns any Common Stock. Except as indicated above under "Security Ownership of Certain Beneficial Owners," the directors and officers of Viacom, Parent and Purchaser do not own any Common Stock.

                                                                      SHARES OF COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                                 --------------------------------
                                                                     NUMBER OF                       PERCENT
NAME                                                                 SHARES(3)      OPTION SHARES   OF CLASS
---------------------------------------------------------------  -----------------  -------------  -----------
Peter H. Bachmann..............................................          467,500(4)     312,500             *
Ross G. Landsbaum..............................................           57,500(4)      80,000             *
James Miller...................................................           13,750(4)      36,250             *
John L. Muething...............................................            2,000(4)           0             *
Aaron Spelling.................................................          971,250(1 (2)     152,250          1%
Sally Suchil...................................................           71,250(4)      58,750             *
All directors and executive officers of the Company as a
  group........................................................        1,583,250(4)     639,750             2%

------------------------------

*   Less than one percent of the class of securities.

(1) Of this amount, 48,500 shares are held jointly with his wife.

(2) Includes 868,750 shares of Common Stock which may be acquired within 60 days of April 30, 1999 by Mr. Spelling upon exercise of stock options.

(3) As of March 31, 1999, each of the following executive officers and directors of the Company held, as beneficiaries under the Spelling Entertainment Group Inc. 401(k) Savings Plan, the number of Shares indicated below: Peter Bachmann--4,882 Shares; Ross Landsbaum--3,904 Shares; James Miller--1,545 Shares; Aaron Spelling--653 Shares; Sally Suchil--3,645 Shares, which are not reflected in the above table.

(4) Consists of shares of Common Stock which may be acquired within 60 days of December 31, 1998 upon exercise of stock options.

    TRANSACTIONS BY CERTAIN PERSONS IN COMMON STOCK. Since March 22, 1999, 60 days prior to the initial filing of the Schedule 13E-3, through May 20, 1999, none of the Company, Viacom, Parent, Purchaser, any majority-owned subsidiary thereof, any director or executive officer thereof and no pension, profit-sharing or similar plan of the Company, Viacom, Parent or Purchaser has effected any purchases or sales of Common Stock, except that Parent has purchased Shares in private sales in the following amounts on the following dates:

DATE                                   NO. OF SHARES   PRICE PER SHARE             HOW AND WHERE EXECUTED
-------------------------------------  -------------  -----------------  -------------------------------------------
3/22/99..............................       27,000        $    9.00         Private Purchase, New York, New York
3/23/99..............................        8,125        $    9.00         Private Purchase, New York, New York
4/13/99..............................       44,847        $    9.00         Private Purchase, New York, New York
4/23/99..............................       87,500        $    9.00         Private Purchase, New York, New York

    Since January 1, 1997, Viacom and Parent also have made certain purchases of Shares, all of which are described in the table below:

                                                                 AMOUNT OF
                         QUARTER                                SECURITIES               RANGE OF PRICES            AVERAGE
                          ENDING                                 PURCHASED                                        PRICE PAID
----------------------------------------------------------  -------------------          ---------------          -----------
June 30, 1997.............................................          190,700       $ 5 1/4           -   $ 7 1/8    $    6.65
September 30, 1997........................................          934,600       $ 6 3/8           -   $ 9 3/16   $    8.53
December 31, 1997.........................................        4,182,900       $ 6 5/8           -   $ 9 1/8    $    8.93
March 31, 1998............................................        1,537,020       $ 7               -   $ 9        $    7.13
June 30, 1998.............................................           13,125       $ 8 7/16          -   $ 9 1/2    $    9.36
September 30, 1998........................................           99,387       $ 6               -   $ 9 7/16   $    9.07
December 31, 1998.........................................          410,447       $ 6 3/16          -   $ 8        $    6.99
March 31, 1999............................................           41,875       $ 6 1/16          -   $ 9 9/16   $    9.00
April 1-May 20, 1999......................................          132,347       $ 8 5/8           -   $ 9 11/16  $    9.00

    OWNERSHIP OF VIACOM SHARES BY DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY The following table sets forth, as of April 8, 1999, the aggregate amount and percentage of shares of Common Stock of Viacom beneficially owned by each current executive officer and director of the Company. The table also sets forth, as of April 8, 1999, the aggregate amount and percentage of shares of Common Stock of Viacom beneficially owned by all current directors and executive officers, as a group, of the Company.

                                                                 SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED(1)
                                          --------------------------------------------------------------------
                                             TITLE OF EQUITY                                       PERCENT OF
NAME                                            SECURITY         NUMBER OF SHARES   OPTION SHARES     CLASS
----------------------------------------  ---------------------  -----------------  -------------  -----------
Peter H. Bachmann.......................         Class A Common         --               --                 *
                                                 Class B Common         --               --                 *

Philippe P. Dauman......................         Class A Common             2,380(2)      --                *
                                                 Class B Common            29,778(2)      973,332           *

Thomas E. Dooley........................         Class A Common             4,866(2)      --                *
                                                 Class B Common            17,286(2)      947,332           *

William M. Haber........................         Class A Common            12,000        --                 *
                                                 Class B Common         --               --                 *

Ross G. Landsbaum.......................   Class A Common Class         --               --                 *
                                                       B Common         --               --                 *

James Miller............................   Class A Common Class         --               --                 *
                                                       B Common         --               --                 *

John L. Muething........................   Class A Common Class         --               --                 *
                                                       B Common         --               --                 *

Sumner M. Redstone......................   Class A Common Class        93,658,988(3)      --             66.8%
                                                       B Common       104,334,988(3)    1,499,998        18.8%

Aaron Spelling..........................   Class A Common Class         --               --                 *
                                                       B Common         --               --                 *

Sally Suchil............................   Class A Common Class               400        --                 *
                                                       B Common         --               --                 *

All directors and executive officers of
  the Company as a group................         Class A Common        93,678,634
                                                 Class B Common       104,382,052        --
                                                                                       3,420,662         66.8%
                                                                                                         19.1%

------------------------------

*   Less than one percent of the class of securities

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole investment power.

(2) Includes shares and rights equal in value to shares held through Viacom's 401(k) and Excess 401(k) Plans as of December 31, 1998.

(3) Except for 160 shares of each class of Common Stock owned directly by Mr. Redstone, all shares are owned of record by NAI. Mr. Redstone is the Chairman and the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares.

RELATED PARTY TRANSACTIONS

    Parent owns more than 80% of the outstanding Common Stock. Viacom owns 100% of the outstanding common stock of Parent. The Company is an indirect, more than 80%-owned subsidiary of Viacom.

    The Company and Viacom entered into a number of agreements to define the ongoing relationship between the two companies. Because of Viacom's control over the Company's operations, these agreements were not the result of negotiations between independent parties, however, the Company and Viacom believe that terms of such agreements are as favorable to the Company as could be obtained from an unaffiliated party. In this section, references to Blockbuster are to Blockbuster Entertainment Corporation ("BEC") and its subsidiaries for the period ending September 29, 1994 and to Blockbuster Entertainment Inc. ("BEI") and its subsidiaries thereafter. The following is a summary of certain agreements between the Company and Viacom (or their respective subsidiaries):

    EXCHANGE AGREEMENT. On July 30, 1994, the Company and Blockbuster entered into an exchange agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Acquisition"). Pursuant to the Exchange Agreement, Blockbuster delivered to the Company equity interests of Virgin Interactive Entertainment Limited ("VIEL"). in exchange for shares of the Company's Common Stock. As a result of the Acquisition, the Company acquired approximately 91% of VIEL's Ordinary Shares.

    On September 4, 1998, the Company sold the stock of Westwood Studios, Inc, an indirect subsidiary of VIEL and certain development assets of VIEL.

    In November 1998, the Company completed the sale of all non-U.S. operations of VIEL to an investor group, which included the former Managing Director of VIE-UK.

    LINE OF CREDIT. On September 30, 1996, the Company and Viacom executed a credit agreement (the "Viacom Credit Agreement"), which provides for (i) a term loan of $200,000,000 and (ii) a revolving credit facility of $155,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings under the Viacom Credit Agreement, as amended, mature on December 31, 2000. As of March 31, 1999 there were borrowings in the amount $231,000,000 outstanding under the Viacom Credit Agreement. Under the Viacom Credit Agreement, the Company pays an annual fee (currently 0.2375%) based on the unused portion of the facility, as well as certain facility and administration fees. Effective January 1, 1999, interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread (currently 2.50%) or at Citibank N.A.'s base rate. The spread is based on a sliding scale with regard to the Company's leverage ratio, as defined. Borrowings under the Viacom Credit Agreement are secured by all of the assets of the Company and its domestic subsidiaries, and the entire amount outstanding under the Viacom Credit Agreement may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated. Borrowings under the Viacom Credit Agreement may be accelerated in the event of a change in control of the Company, as defined in the Viacom Credit Agreement. Parent intends to terminate and capitalize the Viacom Credit Agreement after the Effective Time.

    TV LICENSING AGREEMENTS. The Company licensed certain entertainment product to certain television stations owned by Viacom or by its indirect subsidiaries. License agreements with the television stations consist of a cash or barter component or both. Revenue from cash contracts was $1,453,000 and $8,000 for the years ended December 31, 1998 and 1997, respectively. The Company had a receivable due from Viacom of $2,445,000 at March 31, 1999, $2,816,000 at December 31, 1998 and $1,017,000 at December 31, 1997 with respect to such agreements. The Company realized revenue from third-party advertisers with respect to the sale of advertising time received under the barter contracts of approximately $194,000 and $577,000 for the years ended December 31, 1998 and 1997, respectively. The Company also licensed certain entertainment product to United Paramount Network, Comedy Central and Nickelodeon U.K., in which Viacom has equity interests. Revenue from such sales were $13,661,000 for the quarter ended March

31, 1999, $27,767,000 and $13,895,000 for the years ended December 31, 1998 and
1997, respectively. The Company had receivables with respect to such sales of $5,837,000 at March 31, 1999, $6,545,000 at December 31, 1998 and $86,000 at
December 31, 1997.

    CONSUMER PRODUCT LICENSING AGREEMENT. The Company has entered into an agreement with Comedy Partners, in which Viacom has an equity interest, to perform certain licensing and merchandising activities on its behalf for "South Park" in exchange for a fee. Revenue resulting from this agreement were approximately $4,413,000 during the quarter ended March 31, 1999, $10,383,000 and $1,847,000 for the years ended December 31, 1998 and 1997, respectively. Pursuant to such arrangement, the Company had a net payable to Comedy Partners of $1,209,000 at March 31, 1999, $1,175,000 at December 31, 1998 and $1,254,000
at December 31, 1997.

    MUSIC LICENSE AGREEMENT. In November 1997, the Company entered into an agreement with Famous Music Corporation and Ensign Music Corporation (collectively referred to as "Famous Music"), subsidiaries of Paramount Pictures Corporation ("Paramount Pictures"), with respect to administration on behalf of the Company of all musical compositions, musical cues, musical scores and other musical works owned in whole or in part by the Company or acquired by the Company between January 1, 1998 and December 31, 2001 (the "License Term"). This agreement provides for the Company to receive a non-returnable, recoupable advance. If Famous Music does not recoup its advance prior to the expiration of the License Term, the term of the agreement can be automatically extended for up to two one-year terms. Pursuant to such agreement, the Company recognized revenue in the amount of $9,054,000 for the year ended December 31, 1998. The Company had receivables of $2,833,000 at March 31, 1999 and $2,833,000 at December 31, 1998. The Company had received an initial advance of $5,000,000 in 1997.

    THEATRICAL AND HOME VIDEO DISTRIBUTION AGREEMENTS. The Company entered into agreements with Paramount Pictures with respect to the domestic distribution of two of the Company's feature film releases "Night Falls on Manhattan" and "Stephen King's Thinner," in the theatrical, non-theatrical and pay television markets. Pursuant to such arrangement, the Company recognized revenue relating to "Stephen King's Thinner" of $11,000 during the quarter ended March 31, 1999, and $127,000 and $6,187,000 for the years ended December 31, 1998 and 1997, respectively. The Company recognized revenue relating to "Night Falls on Manhattan" of $9,000 during the quarter ended March 31, 1999, and $4,234,000 and $3,877,000 for the years ended December 31, 1998 and 1997, respectively. The Company had a receivable from Paramount Pictures for "Stephen King's Thinner" in the amount of $274,000 at March 31, 1999, $82,000 at December 31, 1998 and $3,992,000 at December 31, 1997. The Company also had a receivable from Paramount Pictures for "Night Falls on Manhattan" in the amount of $350,000 at March 31, 1999 and $350,000 at December 31, 1998 and a payable at December 31, 1997 of $186,000 due to Paramount Pictures related to prints and advertising expenses for its release which were advanced by Paramount Pictures. Additionally, the Company engaged Paramount Pictures to perform the theatrical distribution in selected international territories for two additional feature films, "Breakdown" and "In & Out," in which the Company owns the international distribution rights. Pursuant to this arrangement, the Company recognized revenue from "In & Out" in the amount of $6,000 during the quarter ended March 31, 1999 and $5,486,000 in the year ended December 31, 1998. The Company incurred distribution fees to Paramount Pictures for the release of "In & Out" in the amount of $1,000 during the quarter ended March 31, 1999 and $823,000 during the year ended December 31, 1998. The Company had a receivable due from Paramount Pictures for "In & Out" in the amount of $5,000 at March 31, 1999 and $66,000 at December 31, 1998. The Company recognized revenue from "Breakdown" in the amount of $1,457,000 in the year ended December 31, 1998. The Company incurred distribution fees to Paramount Pictures for the release of "Breakdown" in the amount of $245,000 during the year ended December 31, 1998. The Company had a receivable due from Paramount Pictures for "Breakdown" in the amount of $2,000 at December 31, 1998.

    In August 1997, the Company licensed the distribution rights to its 1997 home video rental titles to Paramount Home Video. Under the terms of the agreement, Paramount Home Video acquired the distribution rights to seven video rental titles from the Company including "Night Falls on Manhattan." In January 1998, the Company exercised an option within the agreement for Paramount Home Video to acquire the distribution rights to three remaining rental titles. With respect to this agreement, the Company recognized revenue of $700,000 in 1998 and $7,100,000 in 1997 and had receivables of $900,000 at March 31, 1999, $900,000 at December 31, 1998 and $2,100,000 at December 31, 1997. In addition, during 1997, the Company engaged Paramount Home Video to distribute "In & Out" and "Breakdown" in certain foreign territories. Pursuant to such arrangement, the Company recognized revenue in the amount of $865,000 during the quarter ended March 31, 1999 and $3,665,000 in 1998 and incurred distribution fees to Paramount in the amount of $130,000 in the quarter ended March 31, 1999 and $393,000 in 1998. At December 31, 1998, the Company had a receivable of $1,200,000 due from Paramount related to this agreement.

    In addition, the Company has an agreement with Blockbuster for the acquisition and distribution of the film "Open Season." As of March 31, 1999, a net payable of approximately $550,000 is due to Blockbuster in connection with this agreement.

    TAX AGREEMENT. Parent owns more than 80% of the outstanding shares of the Company and, therefore, the Company is required to be included in the consolidated federal income tax return of Viacom. The Directors of the Company approved an agreement dated November 12, 1997 between the Company and Viacom that provides for the administration of federal, state and foreign tax matters (the "Tax Agreement"). Under the Tax Agreement, the Company will remain in approximately the same tax position as it would have if it were continuing to file its tax returns separate and apart from Viacom; as a result, the Company does not anticipate any material impact to its financial condition or results of operations.

    After the consummation of the Merger, the Company will become a wholly owned subsidiary of Parent and its operations will be fully integrated with those of Viacom and its subsidiaries, some or all of the above arrangements will be terminated or otherwise modified during the course of such integration.

FEES AND EXPENSES

    The following is an estimate of expenses to be incurred in connection with the Offer and Merger, other than the fees and expenses of Lazard Freres (see "SPECIAL FACTORS--Opinion of Lazard Freres"). The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by Parent.

EXPENSES TO BE PAID BY PURCHASER AND ITS AFFILIATES:
Legal Fees and Expenses...........................................  $ 500,000
Printing and Mailing..............................................     70,000
Advertising.......................................................     75,000
Filing Fees.......................................................     50,000
Depositary Fees...................................................     20,000
Information Agent Fees............................................     10,000
Miscellaneous.....................................................      5,000
                                                                    ---------
  Total...........................................................  $ 730,000
                                                                    ---------
                                                                    ---------

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "THE TENDER OFFER-- Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 18, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See "THE TENDER OFFER--Section 4. Withdrawal Rights."

    Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "THE TENDER OFFER--Section 15. Certain Legal Matters and Regulatory Approval," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" and
(iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the prior written consent of the Special Committee, Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer,
(iii) change the form of the consideration payable in the Offer, (iv) add to, modify or supplement the conditions to the Offer set forth in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer," (v) extend the expiration date of the Offer beyond the twentieth business day following commencement thereof; PROVIDED, HOWEVER, Purchaser only may extend the expiration date of the Offer, (A) if the conditions to the Offer set forth in Annex A have not been satisfied, (B) to the extent necessary to respond to comments on the Offer Documents from the Commission and (C) on one additional occasion, for a period not to exceed ten business days or (vi) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "THE TENDER OFFER-- Section 14. Certain Conditions of the Offer." Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member in good standing of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to all other Shares or other securities issued or issuable in respect of such Shares on or after May 17, 1999), if any. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 19, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares."

    5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such U.S. holder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the U.S. holder, such gain or loss will be capital gain or loss and, in the case of an individual stockholder, will be taxable at 20% when the Shares tendered pursuant to the Offer or converted pursuant to the Merger were held in excess of 12 months. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

    In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each stockholder who is not otherwise exempt from such requirements must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE and the PE under the symbol "SP." The Company has not paid any dividends to holders of Shares since

September 29, 1994. The following table sets forth, for the quarters indicated, the high and low sales prices for the Shares as reported on the Composite Tape.

                                                                                HIGH          LOW
                                                                             -----------  -----------
1997
First Quarter..............................................................  $       83/8 $       51/2
Second Quarter.............................................................          71/8         51/4
Third Quarter..............................................................          93/16         63/8
Fourth Quarter.............................................................          91/8         65/8

1998
First Quarter..............................................................          9            7
Second Quarter.............................................................          91/2         87/16
Third Quarter..............................................................          97/16         6
Fourth Quarter.............................................................          8            63/16

1999
First Quarter..............................................................          99/16         61/16
Second Quarter (through May 20, 1999)......................................          911/16         85/8

    On March 18, 1999, the last full trading day prior to the public announcement of Parent's original offer to acquire the Company, the closing price per Share as reported on the NYSE was $6 3/4. On May 14, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $8 7/8. On May 20, 1999 the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $9 9/16.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Delaware corporation with its principal executive offices located at 5700 Wilshire Boulevard, Los Angeles, California 90036. The Company is a producer and distributor of television series, mini-series and movies-for-television (collectively referred to hereinafter as "television product"). The Company has an extensive library of television product and feature-length films, which it distributes worldwide. The Company also licenses and otherwise exploits ancillary rights of this product, such as music and merchandising rights.

    Except as described in this Offer to Purchase, (i) to the best knowledge of the Company, none of the persons listed in Section 3 of Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Company or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) to the best knowledge of the Company, none of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the best knowledge of the Company, none of the persons listed in Section 3 of Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1996, to the best knowledge of the Company, none of the persons listed in Section 3 of Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of the Company's subsidiaries or, to the best knowledge of the Company, any of the persons listed in Section 3 of
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedules IV and V hereto set forth the Company's audited financial statements for the fiscal year ended December 31, 1998 and the Company's unaudited financial statements for the period ended March 31, 1999, respectively.

                     SELECTED FINANCIAL DATA OF THE COMPANY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             THREE MONTHS
                                                ENDED
                                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1999        1998        1998        1997        1996        1995        1994
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...............................  $  184,955  $  167,425  $  586,125  $  564,239  $  497,601  $  452,150  $  416,445
Operating income......................  $   16,783  $   10,169  $   15,667  $    1,056  $   23,790  $   66,252  $   40,394
Net income (loss) from continuing
  operations..........................  $    3,224  $    1,614  $    8,942  $  (12,322) $    4,075  $   34,131  $   19,430
Net income (loss) per common share
  from continuing operations:
      Basic...........................  $     0.03  $     0.02  $     0.10  $    (0.14) $     0.04  $     0.39  $     0.26
      Diluted.........................  $     0.03  $     0.02  $     0.10  $    (0.14) $     0.04  $     0.38  $     0.26

                                             THREE MONTHS
                                                ENDED
                                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1999        1998        1998        1997        1996        1995        1994
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Working capital.......................  $  217,755  $  221,143  $  224,844  $  242,623  $  232,360  $  289,080  $  232,380
Total assets..........................  $  759,163  $  788,427  $  772,949  $  773,580  $  840,346  $  956,836  $  871,245
Long-term debt(2).....................  $  231,000  $  262,000  $  239,930  $  289,000  $  315,000  $  210,000  $  181,805
Stockholders' equity..................  $  276,370  $  284,596  $  271,207  $  271,018  $  319,743  $  558,520  $  528,447
Book value per share..................  $     2.97  $     3.08  $     2.92  $     2.98  $     3.53  $     6.23  $     6.01
Ratio of earnings to fixed
  charges(1)..........................        3.76        1.94        2.25        0.36        1.78        5.77        5.30

------------------------

(1) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before taxes and fixed charges by (ii) fixed charges. Fixed charges consist of interest expenses and the interest element of rental payments.

(2) Represents amounts owing to Viacom under the Viacom Credit Agreement.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, Schedules IV and V hereto set forth the Company's audited financial statements for the fiscal year ended December 31, 1998 and the Company's unaudited financial statements for the period ended March 31, 1999, respectively.

    8. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND VIACOM. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 1515 Broadway, New York, New York 10036. Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    PARENT AND VIACOM. Parent is a Delaware corporation and a wholly owned subsidiary of Viacom and holds more than 80% of the issued and outstanding Shares. Parent's principal executive offices are located at 1515 Broadway, New York, NY 10036, and its telephone number is (212) 258-6000. Viacom is a diversified entertainment and publishing company with operations in six segments: (i) Networks, (ii) Entertainment, (iii) Video, (iv) Parks, (v) Publishing and (vi) Online.

    As of March 22, 1999, National Amusements, Inc. ("NAI"), a closely held corporation that owns and operates more than 1,300 movie screens in the U.S., the U.K. and South America, owned approximately 67% of Viacom's voting Class A Common Stock ("Class A Common Stock"), and approximately 28% of Viacom's outstanding Class A Common Stock and non-voting Class B Common Stock ("Class B Common Stock") on a combined basis. NAI is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Sumner M. Redstone, the controlling shareholder of NAI, is the Chairman of the Board and Chief Executive Officer of Viacom and the Chairman of the Company. Viacom's principal executive offices are located at 1515 Broadway, New York, NY 10036, and its telephone number is (212) 258-6000.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Parent and Viacom and certain other information are set forth in Schedule I hereto.

    AVAILABLE INFORMATION. Viacom is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Viacom's directors and officers, their remuneration, stock options granted to them, the principal holders of Viacom's securities and any material interest of such persons in transactions with Viacom is required to be disclosed in proxy statements distributed to Viacom's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Viacom's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Viacom may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Except as described in this Offer to Purchase, (i) none of Viacom, Purchaser, Parent nor, to the best knowledge of Viacom, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Viacom, Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Viacom, Purchaser, Parent nor, to the best knowledge of Viacom, Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Viacom, Purchaser, Parent nor, to the best knowledge of Viacom, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1996, none of Viacom, Purchaser or Parent nor, to the best knowledge of Viacom, Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Viacom, Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Viacom, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $193,000,000. Parent will ensure that Purchaser has sufficient funds to acquire all the outstanding Shares pursuant to the Offer and the Merger. Parent will provide such funds from its cashflow and readily available funds.

    10. DIVIDENDS AND DISTRIBUTIONS. The Company has not paid any dividends on the Shares at any time after September 29, 1994. The Company does not intend to pay any dividends on the Shares at any time in the foreseeable future.

    11. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, THE NYSE, THE PE AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the Public Stockholders.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE.

    According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of April 30, 1999, there were 93,297,901 Shares outstanding, held by approximately 8,425 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    According to the PE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, (i) the number of Shares publicly held falls below 200,000, (ii) the number of holders of Shares falls below 400 or (iii) the aggregate market value of such publicly held Shares does not exceed $1,000,000. If these standards are not met, the PE rules provide that the securities would no longer qualify for listing and inclusion in the PE, and the PE would cease to provide any quotations.

    If the NYSE or the PE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of

1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting.

    12. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Merger Agreement and may postpone the acceptance for payment of or the payment for any Shares tendered in a manner consistent with the terms of the Merger Agreement, if at any time on or after May 17, 1999, and prior to the acceptance for payment of any Shares, any of the following conditions shall exist:

        (a) there shall be any statute, rule or regulation, or any decree, order or injunction, promulgated, enacted, entered or enforced by any United States federal or state government, or other governmental entity which would
    (i) make the acquisition by the Purchaser of a material portion of the Shares illegal, or (ii) otherwise prohibit or restrict consummation of the Offer or the Merger (each a "Governmental Restriction"); PROVIDED, HOWEVER, that in order to invoke this condition, Parent and the Purchaser shall have used their reasonable best efforts to prevent such Governmental Restriction or ameliorate the effects thereof; and PROVIDED FURTHER, that if the Governmental Restriction is not a final and non-appealable decree, order or injunction of a court of competent jurisdiction, Purchaser may not by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares;

        (b) (i) the Special Committee shall have withdrawn or modified in a manner that is, in the reasonable judgment of Parent, materially adverse to Parent or Purchaser (including by way of any amendment to the Schedule 14D-9) its recommendation of the Offer, the Merger or the Merger Agreement or (ii) the Special Committee shall have resolved to do any of the foregoing;

        (c) any representation or warranty of the Company in the Merger Agreement (i) which is qualified as to Company Material Adverse Effect shall not be true and correct, subject to such Company Material Adverse Effect qualification, in all respects or (ii) any such representation or warranty that is not so qualified shall not be true and correct except to the extent that the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Company Material Adverse Effect, in each case as if such representation and warranty was made as of such time on or after the date of the Merger Agreement and except that those representations and warranties that address matters only as of a particular date shall not be true and correct, subject to the qualifications described above, as of such date;

        (d) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (e) the Merger Agreement shall have been terminated in accordance with its terms; or

        (f) Parent, Purchaser and the Company (with the approval of the Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or the payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (excluding, for purposes of paragraphs (c) and (d) above, any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    13.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. There are no regulations of any governmental authority, anti-trust laws or state anti-takeover laws that are material to a decision by any Public Stockholder whether to sell, tender or hold the Shares in respect of the Offer.

    LITIGATION. In March 1999, following the announcement of the Proposal, a number of lawsuits were filed in Delaware by various individual shareholders of the Company against the Company and certain of its officers and directors with respect to the Proposal and the Merger Agreement. The Delaware lawsuits were consolidated by court order under the caption In re Spelling Entertainment Group Inc. Shareholders Litigation, Consolidated C.A. No. 17024 NC (the "Delaware Action"). Additionally, a similar lawsuit was filed in the Superior Court of the State of California.

    The lawsuits purport to be class actions on behalf of all persons who hold securities of the Company (except the defendants and their affiliates). The lawsuits make allegations as to various violations of fiduciary duty by the Company, its directors and Viacom including, among other things, that the consideration to be offered to the Public Stockholders pursuant to the Offer and Merger is inadequate and that the Company failed to take adequate steps to determine and disclose the fair value of the publicly held Shares. Plaintiffs seek injunctive relief, recission, damages, costs (including attorneys' and experts' fees) and other equitable relief. As a result of settlement negotiations between counsel for plaintiffs in the Consolidated Action and counsel for defendants, the parties have reached an agreement in principle to settle the Consolidated Action based upon the increase in the consideration from $9.00 to $9.75 in cash per Share which Viacom has agreed, pursuant to the Merger Agreement, to pay to acquire the publicly owned Shares. The settlement in principle is subject to the execution of an appropriate Stipulation of Settlement and such other documentation as may be required in order to obtain final Court approval of the settlement and the dismissal of the Delaware Action and the California action.

    14. SOLICITATION FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent and First Chicago Trust Company of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc., will be paid a fee of approximately $50,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    15. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Pursuant to Rule 14d-9 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 14D-9 with respect to the Offer, and may file amendments thereto. Parent, Purchaser and the Company have filed a statement on Schedule 13E-3 with respect to the Offer, and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER--Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                           VSEG ACQUISITION INC.

May 21, 1999

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                   PARENT, PURCHASER, THE COMPANY AND VIACOM

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Viacom International Inc., 1515 Broadway, New York, NY 10036. Unless otherwise indicated, each such person is a citizen of the United States.

A. DIRECTORS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Philippe P. Dauman..................  Executive Vice President of Parent since March 1994; Executive Vice
                                      President of Purchaser since May 1999; Deputy Chairman of Viacom since
                                      January 1996 and Executive Vice President since March 1994; General Counsel and Secretary of Viacom from February 1993 to October 1998; Also serves as a
                                      Director of the Company, Viacom, National Amusements, Inc. ("NAI"), and
                                      Lafarge Corporation.

Michael D. Fricklas.................  Senior Vice President, General Counsel and Secretary of Parent since October
                                      1998; Senior Vice President, Deputy General Counsel and Assistant Secretary
                                      of Parent from July 1993 to October 1998; Senior Vice President, General
                                      Counsel and Secretary of Purchaser since May 1999; Senior Vice President,
                                      General Counsel and Secretary of Viacom since October 1998; Senior Vice
                                      President, Deputy General Counsel and Assistant Secretary of Viacom from
                                      July 1993 to October 1998; Also serves as a Director of Purchaser.

George S. Smith, Jr.................  Senior Vice President and Chief Financial Officer of Parent since November
                                      1987; Senior Vice President and Chief Financial Officer of Purchaser since
                                      May 1999; Senior Vice President and Chief Financial Officer of Viacom since
                                      November 1987; Also serves as a Director of Purchaser.

B. EXECUTIVE OFFICERS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Sumner M. Redstone..................  Chairman of the Board and Chief Executive Officer of Parent since January
                                      1996; President of the Purchaser since May 1999; Chairman of the Board of the Company since January 1996 and a Director of the Company since November
                                      1994; Chairman of the Board of Viacom since 1987 and Chief Executive Officer of Viacom since January 1996; President and Chief Executive Officer of NAI
                                      since 1967 and Chairman of the Board of NAI since 1986.
Philippe P. Dauman..................  See description above.
Thomas E. Dooley....................  Executive Vice President of Parent since March 1994; Executive Vice
                                      President of Purchaser since May 1999; Deputy Chairman of Viacom since
                                      January 1996 and Executive Vice President since March 1994; Also serves as a
                                      Director of the Purchaser, the Company and Viacom.
Michael D. Fricklas.................  See description above.
George S. Smith, Jr.................  See description above.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is VSEG Acquisition Inc., 1515 Broadway, New York, NY 10036. Unless otherwise indicated, each such person is a citizen of the United States.

A. DIRECTORS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Thomas E. Dooley....................  Executive Vice President of Purchaser since May 1999; Executive Vice
                                      President of Parent since March 1994; Deputy Chairman of Viacom since
                                      January 1996 and Executive Vice President since March 1994; Also serves as a
                                      Director of the Company and Viacom.

Michael D. Fricklas.................  Senior Vice President, General Counsel and Secretary of Purchaser since May
                                      1999; Senior Vice President, General Counsel and Secretary of Parent since
                                      October 1998; Senior Vice President, Deputy General Counsel and Assistant
                                      Secretary of Parent from July 1993 to October 1998; Senior Vice President,
                                      General Counsel and Secretary of Viacom since October 1998; Senior Vice
                                      President, Deputy General Counsel and Assistant Secretary of Viacom from
                                      July 1993 to October 1998; Also serves as a Director of Parent.

George S. Smith, Jr.................  Senior Vice President and Chief Financial Officer of Purchaser since May
                                      1999; Senior Vice President and Chief Financial Officer of Parent since
                                      November 1987; Senior Vice President and Chief Financial Officer of Viacom
                                      since November 1987; Also serves as a Director of Parent.

B. EXECUTIVE OFFICERS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Sumner M. Redstone..................  President of the Purchaser since May 1999; Chairman of the Board and Chief
                                      Executive Officer of Parent since January 1996; Chairman of the Board of the
                                      Company since January 1996 and a Director of the Company since November
                                      1994; Chairman of the Board of Viacom since 1987 and Chief Executive Officer of Viacom since January 1996; President and Chief Executive Officer of NAI
                                      since 1967 and Chairman of the Board of NAI since 1986.

Philippe P. Dauman..................  Executive Vice President of Purchaser since May 1999; Executive Vice
                                      President of Parent since March 1994; Deputy Chairman of Viacom since
                                      January 1996 and Executive Vice President since March 1994; General Counsel and Secretary of Viacom from February 1993 to October 1998; Also serves as a
                                      Director of the Parent, the Company, Viacom, NAI and Lafarge Corporation.

Thomas E. Dooley....................  See description above.

Michael D. Fricklas.................  See description above.

George S. Smith, Jr.................  See description above.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is, and has been for the last five years, that of Spelling Entertainment Group Inc. at 5700 Wilshire Boulevard, Los Angeles, California 90036. Unless otherwise indicated, such person listed below is a citizen of the United States.

A. DIRECTORS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Sumner M. Redstone..................  Chairman of the Board of the Company since January 1996 and a Director of
Viacom Inc.                           the Company since November 1994; Chairman of the Board and Chief Executive
1515 Broadway                         Officer of Parent since January 1996; President of the Purchaser since May
New York, NY 10036                    1999; Chairman of the Board of Viacom since 1987 and Chief Executive Officer of Viacom since January 1996; President and Chief Executive Officer of NAI
                                      since 1967 and Chairman of the Board of NAI since 1986.

Aaron Spelling......................  Vice Chairman of the Board of the Company since April 1993 and a Director of the Company since October 1992; Chairman of the Board and Chief Executive
                                      Officer of Spelling Television Inc.

Philippe P. Dauman..................  Director of the Company since November 1994; Executive Vice President of
Viacom Inc.                           Parent since March 1994; Executive Vice President of Purchaser since May
1515 Broadway                         1999; Deputy Chairman of Viacom since January 1996 and Executive Vice
New York, NY 10036                    President since March 1994; General Counsel and Secretary of Viacom from
                                      February 1993 to October 1998; Also serves as a Director of the Parent,
                                      Viacom, NAI and Lafarge Corporation.

Thomas E. Dooley....................  Director of the Company since April 1996; Executive Vice President of Parent
Viacom Inc.                           since March 1994; Executive Vice President of Purchaser since May 1999;
1515 Broadway                         Deputy Chairman of Viacom since January 1996 and Executive Vice President
New York, NY 10036                    since March 1994; Also serves as a Director of the Purchaser and Viacom.

William M. Haber....................  Director of the Company since August 1997; Advisor to the President of Save
54 Wilton Road                        the Children Federation, Inc. since November 1995; Co- founder of the
Westport, CT 06880                    Creative Artists Agency ("CAA") in 1975; From January 1975 to November 1995
                                      he was responsible for managing and executing CAA's corporate advisory services.

John L. Muething....................  Director of the Company since October 1992; Of Counsel to the Cincinnati,
Keating, Muething & Klekamp           Ohio law firm of Keating, Muething & Klekamp for more than five years.
1800 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202

B. EXECUTIVE OFFICERS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Sumner M. Redstone..................  See description above.

Aaron Spelling......................  Vice Chairman of the Board of the Company since April 1993 and a Director of the Company since October 1992; Chairman of the Board and Chief Executive
                                      Officer of Spelling Television Inc.

Peter H. Bachmann...................  President of the Company since May 1997; Executive Vice President, Office of the President of the Company from September 1994 to May 1997; Senior Vice
                                      President--Business and Legal Affairs of the Company and of Spelling
                                      Television Inc.

Ross G. Landsbaum...................  Senior Vice President--Chief Financial Officer of the Company since July
                                      1998; Vice President--Finance and Business Development and Treasurer of the
                                      Company from August 1997 to July 1998; Vice President, Finance and Tax of
                                      the Company from July 1994 to August 1997; Prior to joining the Company, held various positions with Arthur Andersen LLP from January 1986 to June
                                      1994, most recently as Manager.

Sally Suchil........................  Senior Vice President--General Counsel, Secretary and Administration of the
                                      Company since January 1998; Senior Vice President, General Counsel and
                                      Secretary of the Company from January 1995 to January 1998; Senior Vice
                                      President and Assistant General Counsel of Metro-Goldwyn-Mayer Inc. from
                                      June 1992 to December 1994.

James Miller........................  Vice President and Controller of the Company since January 1997; Vice
                                      President and Controller/Acting Chief Financial Officer of Silver King
                                      Communications, Inc. from July 1996 to December 1996; Vice President,
                                      Controller of Savoy Pictures, Inc. from November 1993 to July 1996.

    4. DIRECTORS AND EXECUTIVE OFFICERS OF VIACOM. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Viacom. Unless otherwise indicated, the current business address of each person is Viacom Inc., 1515 Broadway, New York, NY 10036. Unless otherwise indicated, each such person is a citizen of the United States.

A. DIRECTORS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
George S. Abrams....................  Attorney associated with the law firm of Winer & Abrams in Boston,
Winer & Abrams                        Massachusetts since 1969; Director of NAI
60 State Street
Boston, MA 02109

Philippe P. Dauman..................  Deputy Chairman of Viacom since January 1996 and Executive Vice President since March 1994; General Counsel and Secretary of Viacom from February 1993 to October 1998; Executive Vice President of Parent since March 1994;
                                      Executive Vice President of Purchaser since May 1999; Also serves as a
                                      Director of the Parent, the Company, NAI and Lafarge Corporation.

Thomas E. Dooley....................  Deputy Chairman of Viacom since January 1996 and Executive Vice President since March 1994; Executive Vice President of Parent since March 1994;
                                      Executive Vice President of Purchaser since May 1999; Also serves as a
                                      Director of the Purchaser and the Company.

Ken Miller..........................  Vice Chairman of Credit Suisse First Boston Corporation since June 1994;
Credit Suisse First                   President, Chief Executive Officer of The Lodestar Group, an investment
Boston Corporation                    firm, from 1988 to June 1994.
11 Madison Avenue
22nd Floor
New York, NY 10010

Brent D. Redstone...................  Special Counsel to the law firm of Davis, Graham and Stubbs, L.L.P. in
Davis, Graham and Stubbs, L.L.P.      Denver, Colorado since July 1998; previously served as a member of the Board
370 Seventeenth Street                of Directors of the American Prosecutors Research Institute, located in
Suite 4700                            Alexandria, Virginia. Director of NAI.
Denver, CO 80202

Shari Redstone......................  Executive Vice President of NAI since 1994; Director of NAI.
National Amusements, Inc.
200 Elm Street
Dedham, MA 02026

Sumner M. Redstone..................  Chairman of the Board of Viacom since 1987 and Chief Executive Officer of
                                      Viacom since January 1996; Chairman of the Board and Chief Executive Officer
                                      of Parent since January 1996; President of the Purchaser since May 1999;
                                      Chairman of the Board of the Company since January 1996 and a Director of the Company since November 1994; President and Chief Executive Officer of
                                      NAI since 1967 and Chairman of the Board of NAI since 1986.

Frederic V. Salerno.................  Senior Executive Vice President and Chief Financial Officer/Strategy and
Bell Atlantic                         Business Development of Bell Atlantic Corporation ("Bell Atlantic") since
1095 Avenue of the Americas           August 1997; Prior to the merger of Bell Atlantic and NYNEX, served as Vice
New York, NY 10036                    Chairman and Chief Financial Officer of NYNEX from 1994 to 1997; Vice
                                      Chairman of the Board of NYNEX and President of the Worldwide Services Group
                                      from 1991 to 1994; Director of Avnet, Inc., The Bear Stearns Companies Inc.,
                                      Bell Atlantic, KeySpan Energy Corporation and The Hartford Financial
                                      Services Group, Inc.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
William Schwartz....................  Counsel to Cadwalader, Wickersham & Taft since 1988; Served as Vice
Yeshiva University                    President for Academic Affairs of Yeshiva University from 1993 to July 1998
2495 Amsterdam Avenue                 and has been Professor of Law at Yeshiva University and the Cardozo School
& 184th Street                        of Law since 1991; Chairman of the Board of UST Corporation and a member of
Belfer Hall 12th Floor                the Advisory Board of WCI Steel, Inc.
New York, NY 10033

Ivan Seidenberg.....................  Chairman of the Board of Bell Atlantic since January 1999 and Chief
Bell Atlantic                         Executive Officer since June 1998; Served as Vice Chairman and President of
1095 Avenue of the Americas           Bell Atlantic from August 1997 to December 1998 and Chief Operating Officer
New York, NY 10036                    from August 1997 to June 1998; Prior to the merger of Bell Atlantic and
                                      NYNEX, served as Chairman and Chief Executive Officer of NYNEX since April
                                      1995 and before that as President and Chief Executive Officer of NYNEX since
                                      January 1995; President and Chief Operating Officer of NYNEX from March 1994 to December 1994 and as Vice Chairman of NYNEX from April 1991 to January
                                      1995; Became a director of NYNEX in 1991; Director of Allied Signal Inc.,
                                      American Home Products Corporation, Boston Properties, Inc. and CVS
                                      Corporation.

B. EXECUTIVE OFFICERS

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                            MATERIAL POSITIONS HELD DURING THE PAST
      CURRENT BUSINESS ADDRESS                         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------  ----------------------------------------------------------------------------
Sumner M. Redstone..................  See description above.

Philippe P. Dauman..................  See description above.

Thomas E. Dooley....................  See description above.

Michael D. Fricklas.................  Senior Vice President, General Counsel and Secretary of Viacom since October
                                      1998; Senior Vice President, Deputy General Counsel and Assistant Secretary
                                      of Viacom from July 1993 to October 1998; Senior Vice President, General
                                      Counsel and Secretary of Parent since October 1998; Senior Vice President,
                                      Deputy General Counsel and Assistant Secretary of Parent from July 1993 to
                                      October 1998; Senior Vice President, General Counsel and Secretary of
                                      Purchaser since May 1999; Also serves as a Director of Parent and Purchaser.

George S. Smith, Jr.................  Senior Vice President and Chief Financial Officer of Viacom since November
                                      1987; Senior Vice President and Chief Financial Officer of Parent since
                                      November 1987; Senior Vice President and Chief Financial Officer of
                                      Purchaser since May 1999; Also serves as a Director of Parent and Purchaser.

                                                                 May 14, 1999


Special Committee of the Board of Directors
Spelling Entertainment Group Inc.
5700 Wilshire Boulevard
Los Angeles, California 90036

Dear Members of the Special Committee:

         We understand that Spelling Entertainment Group Inc. (the "Company"), Viacom International, Inc. ("Parent") and VSEG Acquisition Inc., a wholly owned subsidiary of Parent ("Purchaser"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Purchaser will commence a tender offer (the "Offer") to purchase all the issued and outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for $9.75 in cash, all as more fully provided in the Agreement. Pursuant to the Agreement, following consummation of the Offer, Purchaser will merge with and into the Company (the "Merger"), and each remaining outstanding share of Common Stock (other than shares of Common Stock held by Purchaser, shares of Common Stock held in the treasury of the Company and shares of Common Stock held by stockholders who demand appraisal for such shares in accordance with the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $9.75 in cash, all as more fully provided in the Agreement. We understand that immediately prior to the consummation of the Merger, Parent will contribute all of the shares of Common Stock beneficially owned by it to Purchaser. References herein to the "Consideration" are to the consideration to be received by the holders of the Common Stock in the Offer and the Merger and references herein to the "Transaction" are to the Offer and the Merger as contemplated by the Agreement.

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent and its affiliates) of the Consideration. In connection with this opinion, we have:

         (i) Reviewed the financial terms and conditions of the draft Agreement dated May 14, 1999;

         (ii) Analyzed certain historical business and financial information relating to the Company;

         (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

         (iv) Held discussions with members of the senior management of the Company with respect to the business, prospects, and strategic objectives of the Company;

         (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

         (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

         (vii) Reviewed the historical stock prices and trading volumes of the Common Stock; and

         (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

         We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency of or issues relating to solvency concerning the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions upon which they are based.

         Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the relative merits of the Transaction, any alternative potential transaction or the Company's underlying decision to effect the Transaction.

         In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals, if any, for the Transaction will not have an adverse effect on the Company. We have also assumed that the definitive Agreement will not differ in any material respect from the draft thereof furnished to us. We were not requested to solicit third party indications of interest in acquiring the Company nor have we actively sought any other offers.

         Lazard Freres & Co. LLC is acting as investment banker to the Special Committee of the Company's Board of Directors in connection with the Transaction and a fee will be payable upon delivery of this opinion.

         Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Company's Board of Directors and our opinion is rendered to the Special Committee of the Company's Board of Directors in connection with its consideration of the Transaction. This opinion is not intended to and does not constitute a recommendation to any holder of Common Stock as to whether such stockholder should tender its shares in the Offer or vote for the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

         Based on and subject to the foregoing, we are of the opinion that the Consideration is fair to the holders of shares of Common Stock (other than Parent and its affiliates) from a financial point of view.

                                             Very truly yours,

                                             LAZARD FRERES & CO. LLC


                                             By /s/ ROBERT E. HOUGIE
                                                --------------------------------
                                                Robert E. Hougie
                                                Managing Director

                                                                    SCHEDULE III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstance described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "shall" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection1251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                     III-1

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or with 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such

                                     III-2
effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                                     III-3

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

                                                                     SCHEDULE IV

                          AUDITED FINANCIAL STATEMENTS
                      (AND RELATED NOTES) FOR THE COMPANY
                     FOR THE YEARS ENDED DECEMBER 31, 1997
                             AND DECEMBER 31, 1998

                          AUDITED FINANCIAL STATEMENTS
                      (AND RELATED NOTES) FOR THE COMPANY
                     FOR THE YEARS ENDED DECEMBER 31, 1997
                             AND DECEMBER 31, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF SPELLING ENTERTAINMENT GROUP INC.

    In our opinion, the consolidated balance sheets (page IV-3) and related consolidated statements of operations (page IV-4), statements of changes in shareholders' equity (page IV-5) and statements of cash flows (page IV-6) present fairly, in all material respects, the financial position of Spelling Entertainment Group Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                             PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 19, 1999

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                          Assets
Current Assets:
Cash and cash equivalents.................................................................  $    7,086  $      860
Accounts receivable, net..................................................................     127,473     104,150
Entertainment product, net................................................................     252,600     246,955
Other current assets......................................................................       4,256       4,372
                                                                                            ----------  ----------
    Total current assets..................................................................     391,415     356,337

Accounts receivable, net..................................................................      43,248      90,593
Entertainment product, net................................................................     145,556     127,901
Property and equipment, net...............................................................      10,875      11,409
Intangible assets, net....................................................................     181,835     187,320
Other noncurrent assets...................................................................          20          20
                                                                                            ----------  ----------
                                                                                            $  772,949  $  773,580
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                           Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable, accrued expenses and other liabilities..................................  $   52,389  $   34,691
Accrued participation expense.............................................................      78,252      59,490
Deferred revenue..........................................................................      29,990      15,430
Income and other taxes....................................................................       5,940       4,103
                                                                                            ----------  ----------
    Total current liabilities.............................................................     166,571     113,714

Accrued participation expense.............................................................      41,572      48,159
Long-term debt payable to Viacom..........................................................     239,930     289,000
Deferred income and other taxes...........................................................      24,546      25,245
Net liabilities related to discontinued operations........................................      29,123      26,444
                                                                                            ----------  ----------
                                                                                               501,742     502,562
                                                                                            ----------  ----------
Commitments and contingent liabilities

                                   Shareholders' Equity

Preferred Stock...........................................................................          --          --
Common Stock, $.001 par value
  --300,000,000 shares authorized
  --92,995,756 and 90,987,329 shares issued and outstanding...............................          93          91
Capital in excess of par value............................................................     592,298     578,704
Accumulated deficit.......................................................................    (320,663)   (313,355)
Other equity adjustments..................................................................        (521)      5,578
                                                                                            ----------  ----------
    Total shareholders' equity............................................................     271,207     271,018
                                                                                            ----------  ----------
                                                                                            $  772,949  $  773,580
                                                                                            ----------  ----------
                                                                                            ----------  ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                 1998        1997        1996
                                                                              ----------  ----------  -----------
Revenue.....................................................................  $  586,125  $  564,239  $   497,601
Gain on sale of TeleUNO.....................................................       7,030          --           --
Costs and expenses:
  Entertainment product costs...............................................     495,225     504,526      413,845
  Selling, general and administrative.......................................      58,268      58,657       59,966
  Provision for closure of film and video divisions.........................      23,995          --           --
                                                                              ----------  ----------  -----------
                                                                                 577,488     563,183      473,811
                                                                              ----------  ----------  -----------
Operating income............................................................      15,667       1,056       23,790
Interest income.............................................................       1,726       1,976        1,585
Interest expense, net.......................................................     (19,188)    (20,928)     (14,431)
Other, net..................................................................      25,737       4,593          384
                                                                              ----------  ----------  -----------
Income (loss) from continuing operations before income taxes................      23,942     (13,303)      11,328
Benefit (provision) for income taxes........................................     (15,000)        981       (7,253)
                                                                              ----------  ----------  -----------
Income (loss) from continuing operations....................................       8,942     (12,322)       4,075
Loss from discontinued operations of VIE, net...............................          --          --     (103,820)
Estimated loss on disposal of VIE, net......................................     (16,250)    (40,000)    (151,380)
                                                                              ----------  ----------  -----------
Net loss....................................................................  $   (7,308) $  (52,322) $  (251,125)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
Weighted average number of common shares:
  Basic.....................................................................      92,385      90,777       90,369
  Diluted...................................................................      93,158      90,777       91,298
Basic income (loss) per common share:
  Continuing operations.....................................................  $     0.10  $    (0.14) $      0.04
  Discontinued operations...................................................       (0.18)      (0.44)       (2.82)
                                                                              ----------  ----------  -----------
  Basic loss per common share...............................................  $    (0.08) $    (0.58) $     (2.78)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
Diluted income (loss) per common share:
  Continuing operations.....................................................  $     0.10  $    (0.14) $      0.04
  Discontinued operations...................................................       (0.18)      (0.44)       (2.79)
                                                                              ----------  ----------  -----------
  Diluted loss per common share.............................................  $    (0.08) $    (0.58) $     (2.75)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                                                  ACCUMULATED
                                                 COMMON STOCK          CAPITAL IN                    OTHER           TOTAL
                                          ---------------------------  EXCESS OF   ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                             NUMBER       PAR VALUE    PAR VALUE     DEFICIT     INCOME (LOSS)      EQUITY
                                          ------------  -------------  ----------  ------------  --------------  -------------
Balance December 31, 1995...............    89,683,378    $      90    $  571,244   $   (9,908)    $   (2,906)    $   558,520
Exercise of options and warrants........       941,943            1         4,878           --             --           4,879
Pension liability adjustment, net.......            --           --            --           --          1,453           1,453
Income tax benefit related to stock
  options...............................            --           --           138           --             --             138
Unrealized holding gain, net............            --           --            --           --          2,915           2,915
Cumulative translation adjustment.......            --           --            --           --          2,963           2,963
Net loss................................            --           --            --     (251,125)            --        (251,125)
                                          ------------          ---    ----------  ------------  --------------  -------------
Balance December 31, 1996...............    90,625,321           91       576,260     (261,033)         4,425         319,743
Exercise of options and warrants........       362,008           --         2,274           --             --           2,274
Pension liability adjustment, net.......            --           --            --           --          2,555           2,555
Income tax benefit related to stock
  options...............................            --           --           170           --             --             170
Realized gain included in net loss......            --           --            --           --         (3,484)         (3,484)
Unrealized holding gain, net............            --           --            --           --          4,124           4,124
Cumulative translation adjustment.......            --           --            --           --         (2,042)         (2,042)
Net loss................................            --           --            --      (52,322)            --         (52,322)
                                          ------------          ---    ----------  ------------  --------------  -------------
Balance December 31, 1997...............    90,987,329           91       578,704     (313,355)         5,578         271,018
Exercise of options and warrants........     2,008,427            2        13,268           --             --          13,270
Income tax benefit related to stock
  options...............................            --           --           326           --             --             326
Realized gain included in net loss......            --           --            --           --        (25,875)        (25,875)
Unrealized holding gain, net............            --           --            --           --         20,244          20,244
Cumulative translation adjustment.......            --           --            --           --           (468)           (468)
Net loss................................            --           --            --       (7,308)            --          (7,308)
                                          ------------          ---    ----------  ------------  --------------  -------------
Balance December 31, 1998...............    92,995,756    $      93    $  592,298   $ (320,663)    $     (521)    $   271,207
                                          ------------          ---    ----------  ------------  --------------  -------------
                                          ------------          ---    ----------  ------------  --------------  -------------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1998         1997         1996
                                                                             -----------  -----------  -----------
Cash Flows From Operating Activities:
  Net loss.................................................................  $    (7,308) $   (52,322) $  (251,125)
  Adjustments to reconcile net loss to cash flows from continuing operations:
      Net loss from discontinued operations................................       16,250       40,000      255,200
      Depreciation and amortization........................................        9,579        9,151        8,596
      Provision for closure of film and video divisions....................       23,995           --           --
      Amortization of entertainment product costs..........................      400,828      428,381      362,255
      Additions to entertainment product costs.............................     (456,960)    (385,020)    (416,841)
      Gain from marketable securities......................................      (25,875)      (5,648)          --
      Gain on sale of TeleUNO..............................................       (7,030)          --           --
      Decrease (increase) in accounts receivable...........................       24,243        1,700      (42,829)
      Increase (decrease) in accounts payable, accrued expenses, other
        liabilities and income taxes.......................................       18,493      (11,503)      12,919
      Increase in accrued participation expense............................       29,997       10,490        9,708
      Increase (decrease) in deferred revenue..............................       14,560       (5,959)       2,042
      Other, net...........................................................        1,531       (2,487)       1,393
                                                                             -----------  -----------  -----------
      Net cash provided (used) by continuing operations....................       42,303       26,783      (58,682)
      Net cash used by discontinued operations.............................      (41,071)      (9,698)     (47,726)
                                                                             -----------  -----------  -----------
                                                                                   1,232       17,085     (106,408)
                                                                             -----------  -----------  -----------
Cash Flows From Investing Activities:
  Purchases of property and equipment, net.................................       (3,660)      (1,766)      (3,902)
  Funding of discontinued operations of VIE................................      (40,619)        (960)     (44,773)
  Proceeds from sale of investments........................................       35,586           --           --
  Proceeds from sale of TeleUNO............................................       12,500           --           --
  Changes in net liabilities related to discontinued operations of
    Charter................................................................       (4,084)      (2,086)      (2,552)
                                                                             -----------  -----------  -----------
  Net cash used by continuing operations...................................         (277)      (4,812)     (51,227)
  Net cash provided (used) by discontinued operations......................      118,857       (2,114)      (7,752)
                                                                             -----------  -----------  -----------
                                                                                 118,580       (6,926)     (58,979)
                                                                             -----------  -----------  -----------
Cash Flows From Financing Activities:
  Borrowings under credit facilities.......................................      164,927       54,000      120,000
  Repayments of credit facilities..........................................     (213,997)     (80,000)     (15,000)
  Issuances of Common Stock................................................       13,270        1,564        1,590
                                                                             -----------  -----------  -----------
  Net cash (used) provided by continuing operations........................      (35,800)     (24,436)     106,590
  Net cash (used) provided by discontinued operations......................      (87,039)       8,215       54,294
                                                                             -----------  -----------  -----------
                                                                                (122,839)     (16,221)     160,884
                                                                             -----------  -----------  -----------
Net Decrease in Cash and Cash Equivalents..................................       (3,027)      (6,062)      (4,503)
Cash and Cash Equivalents at Beginning of Year.............................       10,113       16,175       20,678
                                                                             -----------  -----------  -----------
Cash and Cash Equivalents at End of Year...................................  $     7,086  $    10,113  $    16,175
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Cash and Cash Equivalents at End of Year:
  Continuing operations....................................................  $     7,086  $       860  $     3,325
  Discontinued operations..................................................           --        9,253       12,850
                                                                             -----------  -----------  -----------
                                                                             $     7,086  $    10,113  $    16,175
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

            The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES

    DESCRIPTION OF THE BUSINESS. Spelling Entertainment Group Inc. (the "Company") is a producer and distributor of television series, mini-series, movies-for-television and feature films (collectively referred to hereinafter as "entertainment product"). The Company has an extensive library of entertainment product, which it distributes worldwide. The Company also licenses and otherwise exploits ancillary rights of this product, such as music and merchandising rights. Unless the context indicates otherwise, "Spelling" or the "Company" refers to Spelling Entertainment Group Inc. and its subsidiaries.

    BASIS OF PRESENTATION. The consolidated financial statements present the consolidated financial position and results of operations of Spelling. All material intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior periods to conform to the current year's presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could subsequently differ from those estimates.

    Assets and liabilities of international operations are translated at year-end rates of exchange while results of operations are translated at average rates of exchange in effect for the applicable period. Translation gains or losses are included in other equity adjustments as a separate component of shareholders' equity. (See Note 5.)

    Viacom Inc. ("Viacom") currently owns approximately 80% of the Company's common stock ("Common Stock"). On March 19, 1999, Viacom submitted a proposal to the Company's Board of Directors (the "Board") to acquire all outstanding shares of the Company not already held by Viacom. The Board formed a Special Committee of independent directors to review Viacom's proposal. The Special Committee has retained legal advisors and will be retaining financial advisors shortly to assist the Special Committee in its review of the proposal.

    CASH AND CASH EQUIVALENTS. Cash equivalents consist of interest-bearing securities with original maturities of less than 90 days.

    ACCOUNTS RECEIVABLE, NET. Current and noncurrent accounts receivable are net of allowances for doubtful accounts and returns of $25,473,000 and $20,697,000 at December 31, 1998 and 1997, respectively.

    ENTERTAINMENT PRODUCT, NET. Current and noncurrent entertainment product, net, includes development, production or acquisition costs (including advance payments to producers), capitalized overhead and interest, home video manufacturing costs, and prints, advertising and other related distribution costs expected to benefit future periods. These costs are amortized, and third-party participations and residuals are accrued, generally on an individual product basis in the ratio that current-year gross revenue bears to estimated future gross revenue. Revenue estimates are not included in estimated future gross revenue of television programming until such sales are probable.

    Entertainment product, net, is stated at the lower of cost less amortization or estimated net realizable value. Estimates of total gross revenue, costs and participations are reviewed quarterly and revised as necessary. When estimates of total revenue and costs indicate that an individual product will realize an

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES (CONTINUED)
ultimate loss, additional amortization is provided to fully recognize such loss in that period or, for new television product, generally as the episodes are delivered.

    PROPERTY AND EQUIPMENT, NET. The carrying values of property and equipment are based on cost, and provision for depreciation is made principally on the straight-line method over estimated useful lives, ranging from 3 to 10 years. Property and equipment are net of accumulated depreciation of $19,076,000 and $14,882,000 at December 31, 1998 and 1997, respectively.

    INTANGIBLE ASSETS, NET. Intangible assets represent the acquisition costs of various entities in excess of the value of their identified net assets. These costs are being amortized on a straight-line basis over 40 years from the various dates these costs were incurred. Amortization expense relating to such intangible assets was $5,486,000 for each of the three years ended December 31, 1998.

    Intangible assets are net of accumulated amortization of $37,500,000 and $32,015,000 at December 31, 1998 and 1997, respectively. It is the Company's policy to evaluate the carrying value of such costs on a regular basis, using the methodology prescribed in SFAS No. 121, and to recognize impairment if it becomes probable that such costs would not be recoverable. (See Note 9 regarding goodwill of VIE.)

    ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES. Included in the caption "Accounts payable, accrued expenses and other liabilities" at December 31, 1998 and 1997 are accounts payable of $12,794,000 and $10,446,000; accrued compensation of $14,390,000 and $10,755,000; interest and other payables to Viacom of $4,377,000 and $1,391,000 (see Note 7); and other current liabilities of $15,909,000 and $11,051,000, respectively. Additionally, accrued distribution costs of $4,919,000 and $1,048,000 related to domestic theatrical distribution are included at December 31, 1998 and 1997, respectively.

    DEFERRED REVENUE. A substantial portion of the network license fees related to television programming are received prior to the time the programming is completed or delivered to the network. Such fees, and other monies received prior to the time that the related entertainment product is available to the licensee, are recorded on the balance sheet as deferred revenue. Such amounts are normally repayable by the Company only if it fails to deliver the related product to the licensee.

    REVENUE RECOGNITION. Revenue from licensing agreements covering entertainment product owned or distributed by the Company is recognized when the entertainment product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met. Long-term non-interest-bearing receivables arising from such agreements are discounted to present value.

    Revenue from direct distribution of home video product is recognized, net of an allowance for estimated returns and discounts, together with related costs, in the period in which the product is shipped to the Company's customers.

    ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. In May 1997, the Company realized a non-cash gain with respect to a common stock investment upon the merger of the investee with an unrelated acquiring company. The Company received common shares of the acquiring company in exchange for the common shares of the investee, and recorded the fair market value of the shares received as the cost basis for such shares. During the fourth quarter of 1998, the Company liquidated this common stock investment and recognized a gain of $25,875,000.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has accounted for both common stock investments (prior and subsequent to the merger) as "available for sale" securities under the applicable provisions of SFAS No. 115, adjusting the carrying value to fair market value, with a corresponding adjustment, net of tax, to shareholders' equity. (See Note 5.)

    ACCOUNTING FOR ENVIRONMENTAL MATTERS. The allowances for estimated expenses and disputed claims reported in Note 9 include accruals for environmental liabilities, including anticipated remediation costs of properties held for sale. Such accruals are determined independently of the estimated net realizable value of any related asset, and are recorded without discount or offset for either (i) time value of money prior to the anticipated date of payment, or (ii) expected recoveries from insurance or contribution claims against unaffiliated entities. The allowances are reviewed quarterly and revised as necessary.

    NET INCOME (LOSS) PER COMMON SHARE. Basic income (loss) per common share amounts are based on the weighted average common shares outstanding during the respective period. Diluted income (loss) per common share amounts are based on the weighted average common shares outstanding during the period and shares assumed issued upon conversion of stock options and warrants only in periods when the effect of such conversions would have been dilutive to income (loss) from continuing operations. There was no assumed conversion of stock options and warrants for the year ended December 31, 1997, as the effect would be anti-dilutive.

    The table below presents a reconciliation of weighted average shares used in the calculation of basic and diluted income (loss) per share:

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Basic shares--weighted average of common shares outstanding..........................     92,385     90,777     90,369
Additional shares assuming conversion of stock options and warrants..................        773         --        929
                                                                                       ---------  ---------  ---------
Diluted shares.......................................................................     93,158     90,777     91,298
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    STATEMENTS OF CASH FLOWS. Included in net cash provided by discontinued operations from financing activities are fundings by the Company of $40,619,000, $960,000, and $44,773,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

2. BUSINESS COMBINATIONS, ACQUISITIONS AND DISPOSITIONS

    In February 1998, the Company announced its decision to exit the theatrical feature film business and close Spelling Films. The Company recorded a charge of $20,000,000, including the write-down to estimated net realizable value of capitalized development projects to be sold or abandoned, reserves for commitments to various talent, as well as severance costs related to Spelling Films' employees. As of December 31, 1998, the remaining accrual balances for this provision was $2,862,000 and is included in accounts payable, accrued expenses and other liabilities in the accompanying balance sheet.

    In April 1998, the Company sold TeleUNO, its Latin American entertainment channel. The Company recognized a gain of $7,030,000 from this transaction in the second quarter of 1998, which is reflected in the accompanying financial statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS, ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    In September 1998, the Company entered into a seven-year licensing agreement with Artisan covering the domestic and Canadian home video and digital video disc ("DVD") distribution rights to approximately 3,000 titles in the Company's library. In connection with this transaction, the Company recorded a charge of $3,995,000 in 1998, including severance costs related to employees of Republic Entertainment Inc. ("Republic"), the reduction of carrying values of physical inventory sold to Artisan and the write-down of certain titles to their estimated net realizable value. As of December 31, 1998, the remaining accrual balance of this reserve was $2,431,000 and is included in account payable, accrued expenses and other liabilities in the accompanying balance sheet.

    See Note 9 regarding the disposition of Virgin Interactive Entertainment Limited ("VIEL," together with its subsidiaries, "VIE").

3. ENTERTAINMENT PRODUCT, NET

    Entertainment product, net, is comprised of the following at December 31 (in thousands):

                                                                         1998         1997
                                                                      -----------  -----------
Entertainment product:
  Television
      Released......................................................  $   231,366  $   189,624
      In process and other..........................................       43,560       25,324
                                                                      -----------  -----------
                                                                          274,926      214,948
                                                                      -----------  -----------
  Theatrical
      Released......................................................      121,595      147,301
      In process and other..........................................        1,635       12,607
                                                                      -----------  -----------
                                                                          123,230      159,908
                                                                      -----------  -----------
Total...............................................................      398,156      374,856
Less: non-current portion...........................................     (145,556)    (127,901)
                                                                      -----------  -----------
Current portion.....................................................  $   252,600  $   246,955
                                                                      -----------  -----------
                                                                      -----------  -----------

    Included in entertainment product, net, are entertainment product rights representing primarily advances to producers for distribution rights and other entertainment product not produced by the Company.

    Based on the Company's estimates of future gross revenue as of December 31, 1998, approximately 65% of unamortized released entertainment product will be amortized during the three years ending December 31, 2001.

4. DEBT

    On September 30, 1996, the Company and Viacom executed a credit agreement (the "Viacom Credit Agreement"). The Viacom Credit Agreement provides for (i) a term loan of $200,000,000 and (ii) a revolving credit facility of $155,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings under the Viacom Credit Agreement, as amended, were due to mature on

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

4. DEBT (CONTINUED)
December 31, 1998. In March 1999, the Company and Viacom executed an amendment, effective December 31, 1998, to extend the maturity date to December 31, 2000.

    Under the Viacom Credit Agreement, the Company pays an annual fee (currently 0.2375%) based on the unused portion of the facility, as well as certain facility and administration fees. Effective October 1, 1998, interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread--based on the Company's leverage ratio, as defined--(currently 0.75%) or at Citibank N.A.'s base rate. The average interest rate at December 31, 1998 and 1997, on borrowings under the Viacom Credit Agreement was 5.9% and 8.5%, respectively.

    Additional terms of the Viacom Credit Agreement require, among other items, a minimum amount, as defined, of net worth. The minimum net worth covenant has been amended as of December 31, 1996. Borrowings under the Viacom Credit Agreement are secured by all of the assets of the Company and its domestic subsidiaries and the entire amount outstanding under the Viacom Credit Agreement may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated.

    The Company made cash interest payments of $19,876,000 in 1998, $25,942,000 in 1997 and $19,418,000 in 1996.

    At December 31, 1998, the carrying value of all of the Company's debt approximated fair value.

    See Note 9 regarding debt related to discontinued operations.

5. SHAREHOLDERS' EQUITY

    PREFERRED STOCK. At December 31, 1998 and 1997, there were 20,000,000 shares of Preferred Stock authorized but none outstanding.

    COMMON STOCK. The par value of the Company's common stock is $0.001 per share.

    ISSUANCE OF COMMON STOCK. As a result of Viacom's merger with BEC, Viacom acquired certain warrants to purchase 1,337,148 shares of Common Stock. These warrants were exercised in February 1998 for a total exercise price of approximately $9,316,000.

    CAPITAL IN EXCESS OF PAR VALUE. An adjustment of $326,000, $170,000, and $138,000 was recorded to Capital in Excess of Par Value in 1998, 1997 and 1996, respectively, to reflect the tax benefit obtained by the Company with respect to stock options exercised by its employees. (See Note 8.)

    COMPREHENSIVE INCOME (LOSS). The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. After tax, total comprehensive income (loss) was $(9,583,000), $(51,250,000) and $(240,486,000) for the years ended December 31, 1998, 1997 and 1996, respectively. Total comprehensive income
(loss) is comprised of net income (loss) and other comprehensive income items, including foreign currency translation adjustments and unrealized holding gains on securities.

    STOCK OPTIONS. The Company currently has stock option plans under which both incentive and nonqualified stock options have been granted to certain key employees, consultants and directors. Options have generally been granted with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, although nonqualified options may be granted with an exercise price not less than 50% of such fair market value. Each option is granted subject to various terms and conditions established on the date of grant, including vesting periods and expiration dates. The options typically

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

5. SHAREHOLDERS' EQUITY (CONTINUED)
become exercisable at the rate of 20% or 25% annually, beginning one year after the date of grant. Options expire no later than 10 years from their date of grant. Stock option data follows:

                                                            1998                     1997                     1996
                                                  ------------------------  -----------------------  -----------------------
                                                                WEIGHTED                 WEIGHTED                 WEIGHTED
                                                                 AVERAGE                  AVERAGE                  AVERAGE
                                                                EXERCISE                 EXERCISE                 EXERCISE
                                                    SHARES        PRICE       SHARES       PRICE       SHARES       PRICE
                                                  -----------  -----------  ----------  -----------  ----------  -----------
Outstanding at January 1........................    8,198,791   $    7.66    7,978,318   $    7.80    5,759,218   $    7.72
  Granted.......................................    1,287,500   $    6.76    1,171,000   $    6.90    3,750,010   $    7.13
  Exercised.....................................     (671,279)  $    6.15     (362,008)  $    6.29     (841,943)  $    4.91
  Terminated....................................   (1,187,839)  $    8.06     (588,519)  $    8.90     (688,967)  $    7.02
                                                  -----------               ----------               ----------
Outstanding at December 31......................    7,627,173                8,198,791                7,978,318
                                                  -----------               ----------               ----------
                                                  -----------               ----------               ----------
Exercisable at December 31......................    3,914,923   $    8.12    3,813,349   $    7.85    3,079,436   $    7.70
                                                  -----------               ----------               ----------
                                                  -----------               ----------               ----------
Available for grant at December 31..............    2,867,963                3,030,838                5,094,251(a)
                                                  -----------               ----------               ----------
                                                  -----------               ----------               ----------

------------------------

(a) Includes 1,360,866 shares available for grant under a plan which expired on April 13, 1997.

    The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 1998:

                                                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                          ----------------------------------------------  -------------------------
                                                           WEIGHTED
                                                            AVERAGE          WEIGHTED                   WEIGHTED
                                                           REMAINING          AVERAGE                    AVERAGE
                RANGE OF                    NUMBER     CONTRACTUAL LIFE      EXERCISE       NUMBER      EXERCISE
            EXERCISE PRICES               OF SHARES        IN YEARS            PRICE      OF SHARES       PRICE
----------------------------------------  ----------  -------------------  -------------  ----------  -------------
$ 5.25-$ 5.75...........................      25,834            7.27         $    5.69         8,959    $    5.56
$ 6.00-$ 7.75...........................   5,942,717            7.48              6.83     2,309,842         6.61
$ 7.88-$ 9.88...........................     469,622            5.66              9.11       417,122         9.14
$10.00-$11.78...........................   1,189,000            5.86             10.75     1,179,000        10.75
                                          ----------             ---            ------    ----------       ------
$ 5.25-$11.78...........................   7,627,173            7.12         $    7.58     3,914,923    $    8.12
                                          ----------             ---            ------    ----------       ------
                                          ----------             ---            ------    ----------       ------

    Options related to employees of VIE and reflected in the tables above include 875,010 shares granted for the year ended December 31, 1996. Also included are 120,276, 133,582, and 775,220 shares exercised, and 615,060, 184,269 and 149,921 shares terminated for the years ended December 31, 1998, 1997 and 1996, respectively.

    In accordance with SFAS No. 123, the Company applies the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25 and accordingly, does not recognize compensation expense for its plans. Had compensation expense for the plans been determined based upon the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's pretax income would decrease by $2,598,582 ($1,598,128 after tax or $0.02 per share), $3,389,000 ($2,084,000 after tax or $0.02 per share) and
$2,007,000 ($1,240,000 after tax, or $0.01 per share) in 1998, 1997 and 1996, respectively. These pro forma amounts may not be representative of future

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

5. SHAREHOLDERS' EQUITY (CONTINUED)
disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

    The weighted average fair value of each option as of the grant date was $2.91, $2.65 and $2.66 for 1998, 1997 and 1996, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                        1998       1997       1996
                                                                                      ---------  ---------  ---------
Dividend yield (a)..................................................................         --         --         --
Expected stock price volatility.....................................................      34.30%     30.91%     28.45%
Risk-free interest rate.............................................................       4.91%      5.75%      6.60%
Expected life of options (years)....................................................        6.2        5.2        4.8

------------------------

(a) During 1998, 1997 and 1996, the Company did not declare any cash dividends on its Common Stock.

6. BENEFIT PLANS

    The Company maintains a 401(k) Contribution Plan (the "Plan") for the benefit of all U.S. non-union employees meeting certain eligibility requirements. Expenses under the various employee retirement plans were $966,000, $1,306,000 and $1,951,000 for the three years ended December 31, 1998,
1997 and 1996, respectively. The Company's matching contribution to the Plan and its discretionary profit-sharing contributions to the Plan are made in cash and are restricted to investment in the Company's Common Stock, which is purchased by the Plan's trustee in the open market.

    A significant number of the Company's production employees are covered by union sponsored, collectively bargained, multi-employer pension plans. The Company contributed approximately $16,028,000, $11,512,000 and $9,229,000 to such plans for the three years ended December 31, 1998, 1997 and 1996, respectively.

    The Company does not provide any postemployment benefits other than to former employees of Charter and to certain union employees employed by the Company's television production operations.

7. RELATED PARTY TRANSACTIONS

    See Notes 4 and 9 regarding the Company's credit facility with Viacom and Viacom's guarantees of the Company's credit agreements with banks. The Company was charged interest and fees by Viacom of $20,350,000, $25,633,000 and $19,808,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Included in accounts payable, accrued expenses and other liabilities is accrued interest payable to Viacom of $882,000 and $568,000 as of December 31, 1998 and 1997, respectively. VIE was allocated interest charges of $325,000, $2,676,000 and $1,633,000 in 1998, 1997 and 1996, respectively, related to its pro rata share of borrowings under the Viacom Credit Agreement and the Viacom Credit Facility. (See Note 9.)

    The Company participates in certain Viacom health and welfare benefit plans for its employees. In addition, the Company participates in Viacom insurance programs with respect to general business and workers' compensation coverage. As of December 31, 1998 and 1997, the Company had a net payable to Viacom of $3,495,000 and $823,000, respectively, with respect to these and other expenses.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

7. RELATED PARTY TRANSACTIONS (CONTINUED)
    During 1998, 1997 and 1996, the Company sold home video product to several operating subsidiaries of Viacom International Inc., a subsidiary of Viacom. Additionally, the Company licensed certain entertainment product to the following parties in which Viacom has or had an ownership interest (i) United Paramount Network, Nickelodeon U.K. and Comedy Central, in which Viacom has equity interests; (ii) Showtime Networks Inc. ("Showtime"), a subsidiary of Viacom; (iii) MTV Networks, a division of a subsidiary of Viacom; (iv) certain television stations owned by Viacom; and (v) USA Network and Sci-Fi Channel in which Viacom had equity interests until October 1997. For the three years ended December 31, 1998, these transactions were not material.

    Republic has entered into agreements with, and in certain cases has advanced funds to Viacom, a partnership in which a subsidiary of Viacom is the managing partner, and Showtime to distribute certain of their productions in the home video market.

    The Company has entered into agreements with Paramount Pictures Corporation ("Paramount") with respect to the domestic distribution of two of the Company's feature film releases, "Night Falls on Manhattan" and "Stephen King's Thinner," in the theatrical, non-theatrical and pay television markets. Additionally, the Company has partnered with Paramount in the production or funding of two additional feature films, "In & Out" and "Breakdown," to which the Company owns the international distribution rights. In August 1997, Republic entered into an agreement with Paramount and licensed its domestic home video rights to seven 1997 rental titles, including "Night Falls on Manhattan."

    The Company has entered into an agreement with Comedy Partners, in which Viacom has an equity interest, to perform certain licensing and merchandising activities on their behalf in exchange for a fee.

    In November 1997, the Company entered into an agreement with Famous Music Corporation and Ensign Music Corporation, subsidiaries of Paramount, with respect to administration of the Company's music rights.

    The Company engaged Showtime to explore business development opportunities for the Company's various cable/programming channels, through December 31, 1997, at which time the Company terminated this arrangement.

    In the ordinary course of business, the Company has and expects to continue to do business with Viacom and its affiliates.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

8. INCOME TAXES

    The provision (benefit) for income taxes for continuing operations and discontinued operations for each of the three years ended December 31 include (in thousands):

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Continuing operations:
  Current tax expense
  Federal........................................................................  $     817  $     141  $      --
  Foreign........................................................................      3,178      8,818      5,047
  State and local................................................................      2,557        516         80
                                                                                   ---------  ---------  ---------
    Total current................................................................      6,552      9,475      5,127
                                                                                   ---------  ---------  ---------
  Deferred tax expense
  Federal........................................................................      8,872      3,168      1,099
  Foreign........................................................................         --         --        234
  State and local................................................................       (424)      (117)       793
                                                                                   ---------  ---------  ---------
    Total deferred...............................................................      8,448      3,051      2,126
                                                                                   ---------  ---------  ---------
  Change in the beginning-of-the-year valuation allowance........................         --    (13,507)        --
                                                                                   ---------  ---------  ---------
Total provision (benefit) for continuing operations..............................  $  15,000  $    (981) $   7,253
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Discontinued operations:
  Federal........................................................................  $  (8,750) $      --  $   7,863
  Foreign........................................................................         --      1,106      3,678
  State and local................................................................         --         --        338
                                                                                   ---------  ---------  ---------
Total provision for discontinued operations......................................  $  (8,750) $   1,106  $  11,879
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The temporary differences and tax attribute carryforwards which gave rise to deferred tax assets and liabilities at December 31, 1998 and 1997 were as follows (in thousands):

                                                                         1998         1997
                                                                      -----------  -----------
Deferred Tax Assets:
  Loss on disposal of VIE...........................................  $   105,526  $   105,863
  Tax attribute carryforwards.......................................       14,723       37,159
  Discontinued operations allowances--Charter.......................        3,556        3,344
  Other, net........................................................       10,683        2,658
                                                                      -----------  -----------
                                                                          134,488      149,024
  Valuation allowance...............................................     (108,325)    (115,558)
                                                                      -----------  -----------
Total deferred tax assets...........................................  $    26,163  $    33,466
                                                                      -----------  -----------
                                                                      -----------  -----------
Deferred Tax Liabilities:
  Revenue recognition...............................................  $    21,964  $    27,368
  Entertainment product, net........................................       11,152       16,095
  Other, net........................................................        7,401        5,056
                                                                      -----------  -----------
Total deferred tax liabilities......................................  $    40,517  $    48,519
                                                                      -----------  -----------
                                                                      -----------  -----------

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
    The decrease in the valuation allowance during 1998 is due to the Company's determination that certain tax benefits related to discontinued operations are currently realizable under a more likely than not standard, as well as a reduction of previously recorded valuation allowances attributable to the expiration of certain limited investment tax credit carryforwards.

    The components of income (loss) from continuing operations before the provision for income taxes in 1998, 1997 and 1996 were as follows (in thousands):

                                                               1998        1997        1996
                                                            ----------  ----------  ----------
Domestic..................................................  $   16,088  $  (17,190) $   (8,540)
Foreign...................................................       7,854       3,887      19,868
                                                            ----------  ----------  ----------
                                                            $   23,942  $  (13,303) $   11,328
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    The primary reasons for the effective tax rates on the income (loss) from continuing operations differing from the statutory U.S. federal income tax rates for each of the three years ended December 31 are summarized as follows:

                                                                           1998       1997       1996
                                                                         ---------  ---------  ---------
U.S. federal statutory income tax rate.................................         35%        35%        35%
  Increase (decrease) in rate:
  Amortization of intangible assets....................................          8        (15)        17
  Adjustment of valuation allowance and other reserves.................         (2)        43         (3)
  State and local taxes, net of available federal income tax
    benefits...........................................................          9         (3)         8
  Foreign taxes, net of available federal income tax benefits..........          9        (44)        --
  Other non-deductible expenses........................................          4         (9)         7
                                                                               ---        ---        ---
Effective tax rates....................................................         63%         7%        64%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    Viacom owns approximately 80% of the outstanding shares of the Company and, therefore, the Company is required to be included in the consolidated federal income tax return of Viacom. The Directors of the Company approved an agreement between the Company and Viacom that provides for the administration of federal, state and foreign tax matters (the "Tax Agreement"). Under the Tax Agreement, the Company will remain in the same tax position as it would have if it were continuing to file its tax returns separate and apart from Viacom; as a result, the Company does not anticipate any material impact to its financial condition or results of operations. Furthermore, the majority of the amounts reported as current and deferred taxes represent amounts that are ultimately payable to, or receivable from, Viacom pursuant to the Tax Agreement.

    As of December 31, 1998, the Company has available net operating loss carryforwards of approximately $20,273,000 as adjusted to reflect provisions and elections in the Tax Agreement, AMT tax credit carryforwards of $4,394,000 and investment tax credit carryforwards of $2,194,000. The use of these attributes, which, except for the AMT credit, will expire beginning in 1999 through 2009, is subject to certain limitations as a result of BEC's acquisition of a majority interest in the Company during 1993. These tax attribute carryforwards represent amounts determined on a separate company basis, the ultimate realization of which is subject to the terms of the Tax Agreement with Viacom.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
    Total cash income tax payments were $4,796,000, $6,534,000 and $5,349,000 for 1998, 1997 and 1996, respectively. In addition, the Company received $32,000, $724,000 and $1,431,000 of income tax refunds during 1998, 1997 and
1996, respectively, the receipt of which had previously been accrued. However, the Company did recognize benefits of $366,000, $5,661,000 and $300,000 during 1998, 1997 and 1996, respectively, as a result of the favorable resolution of certain tax controversies and other issues. Additionally, the Company is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to the Company's tax liabilities resulting from such audits will not have a material adverse impact on its financial condition or results of operations.

9. DISCONTINUED OPERATIONS

INTERACTIVE BUSINESS

    On February 20, 1997, the Company announced its intention to dispose of its interactive game business, VIE. The Company has disposed of substantially all of its investment in VIE and expects to shut-down the remaining VIE operations in 1999. Accordingly, the operations of VIE are reflected as discontinued.

    During the year ended December 31, 1996, the Company provided for an estimated loss on disposal of VIE of approximately $139,501,000, which included a provision for future operating losses of approximately $56,000,000 and an impairment loss of approximately $74,000,000 with respect to the carrying value of goodwill associated with that business. Additionally, in 1996 the Company revised its estimate of the remaining useful life asociated with VIE goodwill to seven years and recorded an adjustment to goodwill amortization of approximately $3,000,000. For the year ended December 31, 1997, the net operating loss of VIE (before the additional provision discussed below) was $55,808,000 and was provided for in the estimated loss on disposal as of December 31, 1996. In the fourth quarter of 1997, the Company recorded an additional provision of $40,000,000, net of income taxes, for future operating losses and cash funding requirements projected for the remaining holding period through completion of the disposition. In 1998, the Company recorded an additional provision of $16,250,000, net of a $8,750,000 currently realizable income tax benefit, to provide for the costs of shut-down.

    Included in costs and expenses in the 1996 results of operations is a cumulative pretax adjustment of approximately $7,500,000 related to the change in accounting principles from SFAS No. 53 to SFAS No. 86 with respect to accounting for software development costs, as required by EITF 96-6. The income tax provision in the 1997 and 1996 results of operations is due to the Company's determination that the tax benefit arising from the estimated loss on disposal, as well as from VIE's past losses, is not currently realizable under a more likely than not standard.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

9. DISCONTINUED OPERATIONS (CONTINUED)
    VIE's net assets (liabilities) as of December 31, 1998 and 1997, and results of operations for the three years then ended are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1998         1997
                                                                      -----------  -----------
Current assets......................................................  $        --  $   115,043
Current liabilities.................................................           --     (194,505)
                                                                      -----------  -----------
    Net current assets (liabilities)................................           --      (79,462)
                                                                      -----------  -----------
Property and equipment, net.........................................           --       14,081
Intangibles, net....................................................           --       91,707
Other non-current assets............................................           --        5,066
Non-current liabilities.............................................      (28,673)     (53,301)
                                                                      -----------  -----------
    Net non-current assets (liabilities)............................      (28,673)      57,553
                                                                      -----------  -----------
    Net assets (liabilities)........................................  $   (28,673) $   (21,909)
                                                                      -----------  -----------
                                                                      -----------  -----------

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1998         1997         1996
                                                         -----------  -----------  -----------
Revenue................................................  $   102,949  $   243,265  $   254,046
Loss before provision for income taxes.................  $   (25,000) $   (38,894) $  (243,730)
Net loss from discontinued operations..................  $   (16,250) $   (40,000) $  (255,200)

    On September 4, 1998, the Company completed the sale of the stock of Westwood Studios, Inc., a subsidiary of VIE, and certain development assets of VIE for $122,500,000 in cash. The proceeds of this transaction were used to pay down bank debt and other costs associated with the transaction. On November 10, 1998, the Company completed the sale of all non-U.S. operations of VIE, effectively completing the disposal of its interactive game business.

    A wholly owned subsidiary of VIE had a multi-currency credit agreement with a bank in the U.S. (the "Credit Agreement") which was due to expire on September 30, 1998. On September 8, 1998, total borrowings under the Credit Agreement in the amount of $97,000,000 were repaid and the Credit Agreement was terminated. Borrowings under the Credit Agreement as of December 31, 1997 were $97,472,000. As of December 31, 1997, the Company had no letters of credit outstanding under the Credit Agreement.

    Another wholly owned subsidiary of VIE had a 10,000,000 pounds sterling credit facility (the "UK Facility") with a bank in the United Kingdom which was due to expire on December 31, 1998 and was guaranteed by Viacom and the Company. Advances under the renegotiated UK Facility bore interest at the bank's prime rate plus 1.0% or alternatively at selected Eurocurrency rates. On November 10, 1998, total borrowings under the UK Facility were repaid and the UK Facility was terminated. Borrowings under the UK Facility as of December 31, 1997 were $11,090,000. As of December 31, 1997, the Company had approximately $938,000, in letters of credit outstanding under the UK Facility to guarantee its interactive game purchases. The Company and Viacom provide a rent guarantee for this subsidiary which expires in 2005.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

9. DISCONTINUED OPERATIONS (CONTINUED)
    Pursuant to the separate credit facilities under which Viacom is a borrower, certain subsidiaries of Viacom, including the Company, are restricted from incurring indebtedness (other than indebtedness owing to Viacom) without the prior consent of Viacom's lenders. Such consent has been given with respect to the Credit Agreement.

    VIE made cash interest payments of $4,947,000, $7,119,000 and $7,484,000 in 1998, 1997 and 1996, respectively, with respect to the credit arrangements discussed above.

PETROLEUM BUSINESS

    Net assets (liabilities) of discontinued petroleum operations which are held for disposition consisted of the following at December 31 (in thousands):

                                                                             1998       1997
                                                                           ---------  ---------
Receivables, net.........................................................  $     574  $     574
Property and equipment, net..............................................      3,189      3,186
Pension asset............................................................      2,793      2,691
Accounts payable and other...............................................     (1,658)    (1,655)
Allowances for estimated expenses and disputed claims....................     (5,349)    (9,331)
                                                                           ---------  ---------
                                                                           $    (451) $  (4,535)
                                                                           ---------  ---------
                                                                           ---------  ---------

    CONTINGENCIES. Contingent liabilities relating to discontinued operations include matters such as contract disputes, remaining disputed claims under the joint plan of reorganization of the Company and certain of its subsidiaries (the "Joint Plan") and environmental cleanup assessments or damages. Some of the parties seek damages from the Company in very large amounts, however, as discussed below, management does not believe the ultimate resolution of these matters should have a material adverse effect on its financial condition and its results of operations.

    (A) The Company and its insurers paid approximately $15,500,000 and $33,000,000, respectively, over a 10-year period to resolve government and private-party actions arising from the alleged improper disposal by a subsidiary in 1971 of waste material, which later was determined to contain dioxin, at a number of sites in Missouri. The Company has written off its investment in the subsidiary. The Company filed an action against its insurers to secure coverage for the dioxin claims. In 1995 there was a final determination of that action, holding that the insurers had no further coverage obligation. The only remaining claim against the Company is by a co-defendant (Syntex Agribusiness Inc.), which also has spent substantial amounts in respect of the dioxin claims and in 1986 filed a $200,000 proof of claim in the Company's Chapter 11 proceedings (In re The Charter Company, et. al., debtors, filed April 20, 1984 in the U.S. Bankruptcy Court for the Middle District of Florida, Jacksonville Division). The Company believes it has defenses to such claim, and that future claims are unlikely.

    (B) The Company has had contact with various governmental agencies regarding possible contamination of soil and groundwater at six properties that are or have been owned or leased by the Company's subsidiaries. Two private actions have also been brought with respect to such possible contamination at an additional location. Notification of possible cleanup or damages responsibility has also been received regarding eight other sites where waste materials allegedly were delivered. The foregoing summary excludes certain matters which, due to the passage of time, the

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

9. DISCONTINUED OPERATIONS (CONTINUED)
       Company believes the claimant no longer intends to pursue their allegations. The Company may be assessed for cleanup costs or damages under relevant environmental laws, and future claims could be asserted with respect to other properties. The Company's liability insurers have been placed on notice of many of these claims and have taken the position that there is no coverage under their policies. While the Company does not agree that coverage is not available under its past policies, there is no assurance that pending or future claims will be covered by such insurance. Although comprehensive evaluations of liability and of the extent of contamination have not been performed in all cases, the following are updates of previous disclosures or represent claims believed by the Company at this time to be potentially the most significant.

    A subsidiary is engaged in the cleanup of a petroleum terminal property owned by the subsidiary in Tiverton, Rhode Island. Environmental cleanup activity at the Tiverton, Rhode Island site was substantially completed in September 1998, although final site grading and negotiation of final administrative approvals will continue into 1999.

    Ten parties unaffiliated with the Company, plus certain affiliates of those parties, (together, the "Group") entered into agreements in 1996 with the United States tolling the statute of limitations with respect to potential reimbursement claims by the government in connection with its cleanup of the Sikes Superfund Site in Crosby, Texas, at an alleged cost exceeding $140,000,000. An effort to mediate such claims has failed, and the United States and the State of Texas have filed a cost recovery lawsuit against the Group. Although the EPA previously had advised a subsidiary of the Company, Charter International Oil Company ("CIOC"), that it was a potentially responsible party, any action by the government against CIOC appears now to be precluded by the statute of limitations. The Group is filing third-party claims in such lawsuit, seeking contribution from other parties they believe should be responsible for an equitable share of any judgment or settlement amounts the Group ultimately may pay. To the best of the Company's knowledge, the Group presently does not intend to file such a claim against CIOC because of its defenses, including those relating to CIOC's Chapter 11 proceedings.

    While the results of such actions cannot be predicted with certainty, based upon its current knowledge of the facts and circumstances and its understanding of the applicable laws, the Company believes the ultimate resolution of these matters should not have a material adverse effect on its financial condition and its results of operations. This belief is also based upon (i) allowances that have been established for estimated expenses related to environmental matters and remaining Chapter 11 disputed claims (see table above), and (ii) an insurance-type indemnity agreement with American Financial Corporation ("AFC"). Although there are significant uncertainties inherent in estimating environmental-related liabilities, based upon the Company's experience it is considered unlikely that the amount of possible environmental liabilities and Joint Plan disputed claims would exceed the amount of the allowances by more than $50,000,000, a substantial portion of which would be covered by the AFC indemnity.

    The AFC indemnity, which was agreed to in exchange for a one-time payment of $5,000,000 expensed by the Company as part of discontinued operations in the first quarter of 1993, provides for the reimbursement to the Company of liabilities it may have to pay in resolving environmental and bankruptcy related claims through March 31, 2005. The indemnity covers up to $35,000,000 of such liabilities in excess of a threshold amount of $25,000,000, subject to certain adjustments.

    PENSION PLAN. The Company has a non-contributory, defined benefit pension plan that covers employees of the discontinued petroleum operations, a significant number of which have vested benefits.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

9. DISCONTINUED OPERATIONS (CONTINUED)
Contributions are made on an actuarial basis in amounts primarily based on employees' years of service and average salary when employed.

    The additional minimum pension liability was reduced by $1,453,000 (net of a tax benefit adjustment of $909,000) in 1996 and by $2,555,000 (net of a tax benefit adjustment of $1,658,000) in 1997 with corresponding credits to shareholders' equity. (See Note 5.)

    The following table sets forth the plan's funded status and amounts recognized as of December 31 (in thousands):

                                                                           1998        1997
                                                                        ----------  ----------
Total projected benefit obligation....................................  $  (47,552) $  (46,749)
Market value of assets................................................      51,973      49,661
                                                                        ----------  ----------
Funded status.........................................................       4,421       2,912
Transition asset......................................................      (1,185)     (1,580)
Unrecognized loss.....................................................         967       1,334
                                                                        ----------  ----------
Prepaid (accrued) pension cost........................................  $    4,203  $    2,666
                                                                        ----------  ----------
                                                                        ----------  ----------

    Net pension costs for the years ended December 31, which were charged against net liabilities related to discontinued operations of Charter in the balance sheet, are as follows (in thousands):

                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
Interest Cost.................................................  $   3,167  $   3,215  $   3,273
Expected return on assets.....................................     (5,993)    (8,316)    (5,857)
Net amortization and deferrals................................      1,290      4,492      2,432
                                                                ---------  ---------  ---------
Pension expense...............................................  $  (1,536) $    (609) $    (152)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The weighted-average discount rates used in determining the actuarial present value of the projected benefit obligation were 6.75%, 7% and 7.25% for the years ended December 31, 1998, 1997 and 1996, respectively. The expected long-term rate of return on assets was 9% for the year ended December 31, 1998 and 8% for each of the years ended December 31, 1997 and 1996. The plan assets are invested primarily in fixed income securities.

10. COMMITMENTS AND CONTINGENCIES

    The Company continues to be involved in a number of legal and other actions including threatened claims and pending litigation. While the results of such actions cannot be predicted with certainty, based upon its current knowledge of the facts and circumstances and its understanding of the applicable laws, the Company believes that the ultimate resolution of all disputed claims, pending litigation and threatened claims will not have a material adverse effect on its financial condition or its results of operations. See Note 9 for contingencies relating to discontinued operations.

    As of December 31, 1998, the Company had operating leases for offices and equipment. The rental expense for continuing operations, net of amounts capitalized, for the three years ended December 31,

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
1998 was $6,132,000, $5,962,000, and $5,527,000, respectively. The future minimum annual rental commitments under non-cancelable operating leases, excluding renewal options, for the subsequent five years and thereafter for continuing operations are as follows (in thousands):

1999...............................................  $  10,403
2000...............................................      5,756
2001...............................................      4,659
2002...............................................      4,726
2003...............................................      3,831
Thereafter.........................................      7,668
                                                     ---------
      Total........................................  $  37,043
                                                     ---------
                                                     ---------

    The Company guarantees a lease for VIE for office space in London, England. The future minimum annual rental commitments, excluding renewal options, for the subsequent five years and thereafter for this lease is $1,035,000 for 1999, $1,035,000 for 2000, $1,035,000 for 2001, $1,035,000 for 2002, $1,035,000 for
2003, and $16,562,000 thereafter.

11. INDUSTRY SEGMENT INFORMATION

    The Company's continuing business activities consist of one industry segment, entertainment. The Company's operations primarily consist of producing, distributing and exploiting various entertainment product, including television series and feature films, throughout the world. The Company had revenue from one customer in 1998, 1997 and 1996 representing 19%, 21%, and 20% of revenue, respectively. The Company does not believe it has any significant concentration of credit risk with respect to its operations.

    Revenue, operating profit and identifiable assets of the Company's continuing international operations were not material related to consolidated amounts as of and for the years ended December 31, 1998 and 1997.

    The following table presents revenue by geographic region for the years ended December 31, 1998, 1997 and 1996.

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Domestic revenue.........................................  $  400,616  $  340,665  $  314,610
                                                           ----------  ----------  ----------
Export revenue, Europe...................................     146,427     144,915     120,925
Export revenue, other....................................      39,082      78,659      62,066
                                                           ----------  ----------  ----------
Total export revenue.....................................     185,509     223,574     182,991

Total revenue............................................  $  586,125  $  564,239  $  497,601
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents quarterly results of operations for the years ended December 31, 1998 and 1997 (in thousands, except per share data).

                                                                                     1998
                                                              --------------------------------------------------
                                                              1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                                              -----------  -----------  -----------  -----------
Revenue.....................................................   $ 167,425    $ 108,785    $ 157,065    $ 152,850
Income (loss) from continuing operations, net...............       1,614           51       (4,459)      11,736
Discontinued operations, net................................          --           --      (25,000)       8,750
                                                              -----------  -----------  -----------  -----------
Net income (loss)...........................................   $   1,614    $      51    $ (29,459)   $  20,486
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Basic income (loss) per common share:
  Continuing operations.....................................   $    0.02    $    0.00    $   (0.05)   $    0.13
  Discontinued operations...................................          --           --        (0.27)        0.09
                                                              -----------  -----------  -----------  -----------
Basic income (loss) per common share........................   $    0.02    $    0.00    $   (0.32)   $    0.22
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Diluted income (loss) per common share:
  Continuing operations.....................................   $    0.02    $    0.00    $   (0.05)   $    0.13
  Discontinued operations...................................          --           --        (0.27)        0.09
                                                              -----------  -----------  -----------  -----------
Diluted income (loss) per common share......................   $    0.02    $    0.00    $   (0.32)   $    0.22
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------

                                                                                     1997
                                                              --------------------------------------------------
                                                              1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                                              -----------  -----------  -----------  -----------
Revenue.....................................................   $ 166,503    $ 148,425    $ 108,480    $ 140,831
Income (loss) from continuing operations, net...............         728        3,037      (18,087)       2,000
Discontinued operations, net................................          --           --           --      (40,000)
                                                              -----------  -----------  -----------  -----------
Net income (loss)...........................................   $     728    $   3,037    $ (18,087)   $ (38,000)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Basic income (loss) per common share:
  Continuing operations.....................................   $    0.01    $    0.03    $   (0.20)   $    0.02
  Discontinued operations...................................          --           --           --        (0.44)
                                                              -----------  -----------  -----------  -----------
Basic income (loss) per common share........................   $    0.01    $    0.03    $   (0.20)   $   (0.42)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Diluted income (loss) per common share:
  Continuing operations.....................................   $    0.01    $    0.03    $   (0.20)   $    0.02
  Discontinued operations...................................          --           --           --        (0.44)
                                                              -----------  -----------  -----------  -----------
Diluted income (loss) per common share......................   $    0.01    $    0.03    $   (0.20)   $   (0.42)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------

13. SUBSEQUENT EVENTS

    On March 19, 1999, Viacom submitted a proposal to the Company's Board of Directors (the "Board") to acquire all outstanding shares of the Company not already held by Viacom. The Board formed a Special Committee of independent directors to review Viacom's proposal. The Special Committee has retained legal advisors and will be retaining financial advisors shortly to assist the Special Committee in its review of the proposal.

                       SPELLING ENTERTAINMENT GROUP INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                       BALANCE                                  OTHER
                                                         AT        ADDITIONS   DEDUCTIONS    ADJUSTMENTS   BALANCE AT
                                                      BEGINNING     CHARGED       FROM         DURING        END OF
DESCRIPTION                                            OF YEAR     TO INCOME    RESERVES        YEAR          YEAR
---------------------------------------------------  -----------  -----------  -----------  -------------  -----------

                                                         1998
----------------------------------------------------------------------------------------------------------------------
Deducted from accounts receivable for doubtful
  accounts and returns.............................   $  20,697    $   8,283    $  (4,179)    $     672     $  25,473
Estimated expenses and disputed claims.............   $   9,331           --    $  (4,431)    $     449     $   5,349

                                                         1997
----------------------------------------------------------------------------------------------------------------------
Deducted from accounts receivable for doubtful
  accounts and returns.............................   $  18,935    $   9,568    $  (8,690)    $     884     $  20,697
Estimated expenses and disputed claims.............   $  10,986    $      --    $  (1,655)    $      --     $   9,331

                                                         1996
----------------------------------------------------------------------------------------------------------------------
Deducted from accounts receivable for doubtful
  accounts and returns.............................   $  26,070    $   4,331    $ (11,448)    $     (18)    $  18,935
Estimated expenses and disputed claims.............   $  12,194    $      --    $  (1,208)    $      --     $  10,986

                                                                      SCHEDULE V

                         UNAUDITED FINANCIAL STATEMENTS
                      (AND RELATED NOTES) FOR THE COMPANY
                       FOR THE THREE-MONTH PERIODS ENDED
                       MARCH 31, 1998 AND MARCH 31, 1999

                         UNAUDITED FINANCIAL STATEMENTS
                      (AND RELATED NOTES) FOR THE COMPANY
                       FOR THE THREE-MONTH PERIODS ENDED
                       MARCH 31, 1998 AND MARCH 31, 1999

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                     ASSETS
CURRENT ASSETS:
Cash and cash equivalents..............................................................  $    4,199   $    7,086
Accounts receivable, net...............................................................     127,596      127,473
Entertainment product, net.............................................................     228,588      252,600
Other current assets...................................................................       3,607        4,256
                                                                                         ----------  ------------
    TOTAL CURRENT ASSETS...............................................................     363,990      391,415

Accounts receivable, net...............................................................      56,531       43,248
Entertainment product, net.............................................................     145,533      145,556
Property and equipment, net............................................................      12,626       10,875
Intangible assets, net.................................................................     180,463      181,835
Other non-current assets...............................................................          20           20
                                                                                         ----------  ------------
                                                                                         $  759,163   $  772,949
                                                                                         ----------  ------------
                                                                                         ----------  ------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued expenses and other liabilities...............................  $   40,532   $   52,389
Accrued participation expense..........................................................      80,934       78,252
Deferred revenue.......................................................................      18,888       29,990
Income and other taxes.................................................................       5,881        5,940
                                                                                         ----------  ------------
    TOTAL CURRENT LIABILITIES..........................................................     146,235      166,571
Accrued participation expense..........................................................      44,649       41,572
Long-term debt payable to Viacom.......................................................     231,000      239,930
Deferred income and other taxes........................................................      32,649       24,546
Net liabilities related to discontinued operations.....................................      28,260       29,123
                                                                                         ----------  ------------
                                                                                            482,793      501,742
                                                                                         ----------  ------------
Commitments and contingent liabilities
                                              SHAREHOLDERS' EQUITY
Preferred Stock........................................................................          --           --
Common Stock, $.001 par value,
    --300,000,000 shares authorized
    --93,165,554 and 92,995,756 shares issued and outstanding..........................          93           93
Capital in excess of par value.........................................................     594,197      592,298
Accumulated deficit....................................................................    (317,439)    (320,663)
Accumulated other comprehensive income.................................................        (481)        (521)
                                                                                         ----------  ------------
  TOTAL SHAREHOLDERS' EQUITY...........................................................     276,370      271,207
                                                                                         ----------  ------------
                                                                                         $  759,163   $  772,949
                                                                                         ----------  ------------
                                                                                         ----------  ------------

        The accompanying notes are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                                 THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Revenue...................................................................................  $  184,955  $  167,425

Gain on sale of TeleUNO...................................................................         543          --

Costs and expenses:
  Entertainment product costs.............................................................     155,763     123,970
  Selling, general and administrative.....................................................      12,952      13,286
  Provision for closure of film division..................................................          --      20,000
                                                                                            ----------  ----------
Operating income..........................................................................      16,783      10,169

Interest income...........................................................................         232         443
Interest expense, net.....................................................................      (4,512)     (5,444)
Other, net................................................................................         (28)        (49)
                                                                                            ----------  ----------
Income from continuing operations before income taxes.....................................      12,475       5,119
Provision for income taxes................................................................       9,251       3,505
                                                                                            ----------  ----------
Net income................................................................................  $    3,224  $    1,614
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average number of common shares:
  Basic...................................................................................      93,028      91,740
  Diluted.................................................................................      93,217      92,723

Net income per common share:
  Basic...................................................................................  $     0.03  $     0.02
  Diluted.................................................................................  $     0.03  $     0.02

        The accompanying notes are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                      ----------------------
                                                                                         1999        1998
                                                                                      ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................................................  $    3,224  $    1,614
Adjustments to reconcile net income to cash flows
  from continuing operations:
  Depreciation and amortization.....................................................       2,545       2,349
  Provision for closure of film division............................................          --      20,000
  Amortization of entertainment product costs.......................................     130,891     103,683
  Additions to entertainment product costs..........................................    (110,704)   (102,783)
  Gain on Sale of TeleUNO...........................................................        (543)         --
  Increase in accounts receivable...................................................     (13,406)    (24,210)
  (Decrease) increase in accounts payable, accrued expense,
    other liabilities and income taxes..............................................        (492)      2,842
  Increase in accrued participation expense.........................................       6,181       8,369
  (Decrease) increase in deferred revenue...........................................     (11,102)      6,793
  Other, net........................................................................       1,490        (538)
                                                                                      ----------  ----------
  Net cash provided by continuing operations........................................       8,084      18,119
  Net cash provided by discontinued operations......................................          --       7,331
                                                                                      ----------  ----------
                                                                                           8,084      25,450
                                                                                      ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net............................................      (2,948)       (323)
Repayments by discontinued operations of VIE........................................          --       6,892
Changes in net liabilities related to discontinued operations.......................        (863)       (940)
                                                                                      ----------  ----------
Net cash (used) provided by continuing operations...................................      (3,811)      5,629
Net cash (used) provided by discontinued operations.................................          --        (221)
                                                                                      ----------  ----------
                                                                                          (3,811)      5,408
                                                                                      ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities..................................................      19,000      16,000
Repayments of credit facilities.....................................................     (27,930)    (43,000)
Issuances of Common Stock...........................................................       1,770       9,838
                                                                                      ----------  ----------
Net cash used by continuing operations..............................................      (7,160)    (17,162)
Net cash used by discontinued operations............................................          --      (8,316)
                                                                                      ----------  ----------
                                                                                          (7,160)    (25,478)
                                                                                      ----------  ----------
Net (decrease) increase in cash and cash equivalents................................      (2,887)      5,380
Cash and cash equivalents at beginning of period....................................       7,086      10,113
                                                                                      ----------  ----------
Cash and cash equivalents at end of period..........................................  $    4,199  $   15,493
                                                                                      ----------  ----------
                                                                                      ----------  ----------
Cash and cash equivalents at end of period:
  Continuing operations.............................................................  $    4,199  $    7,446
  Discontinued operations...........................................................          --       8,047
                                                                                      ----------  ----------
                                                                                      $    4,199  $   15,493
                                                                                      ----------  ----------
                                                                                      ----------  ----------

        The accompanying notes are an integral part of these statements.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                              FINANCIAL STATEMENTS

                         (000'S OMITTED IN ALL TABLES)

1. INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited condensed consolidated financial statements of Spelling Entertainment Group Inc. and subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Company believes that the disclosures contained herein are adequate to make the information presented not misleading; however, these unaudited condensed consolidated financial statements should be read in conjunction with the more detailed financial statements and notes thereto included in the Company's most recent Annual Report on Form 10-K.

    The financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly the Company's financial position and results of operations. In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation in the current period.

2. BUSINESS COMBINATIONS, ACQUISITIONS AND DISPOSITIONS

    As of March 31, 1999, Viacom Inc. ("Viacom") owned approximately 80% of the Company's common stock ("Common Stock"). On March 19, 1999, Viacom submitted a proposal to the Company's Board of Directors (the "Board") to acquire all outstanding shares of the Company not already held by Viacom. The Board formed a Special Committee of independent directors to review Viacom's proposal. The Special Committee has retained legal and financial advisors to assist in its review of the proposal. See Note 11 regarding a definitive merger agreement and the forthcoming commencement of a tender offer.

    In February 1998, the Company announced its intention to exit the theatrical feature film business and close Spelling Films Inc. ("Spelling Films"), and in September 1998, the Company entered into a seven-year licensing agreement with Artisan Home Entertainment, Inc. ("Artisan") covering the domestic and Canadian home video and digital video disc ("DVD") distribution rights to approximately 3,000 titles in the Company's library resulting in the closure of its domestic home video distribution business. Accordingly, in 1998 the Company recorded charges of $20,000,000 and $3,995,000, respectively, to exit the theatrical feature film business and the domestic home video distribution business. As of March 31, 1999, the Company had a reserve relating to the shut-down of these business units of $2,071,000 which is included in accounts payable, accrued expenses and other liabilities in the accompanying balance sheet.

    In April 1998, the Company sold TeleUNO, its Latin American entertainment channel. The Company recognized a gain of $7,030,000 from this transaction in the quarter ended June 30, 1998. In the first quarter of 1999, the Company recognized an additional gain of $543,000 relating to a contractual contingent payment received in connection with the sale of TeleUNO.

    See Note 10 regarding the disposition of Virgin Interactive Entertainment Limited ("VIEL," together with its subsidiaries, "VIE").

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

3. ENTERTAINMENT PRODUCT, NET

    Current and noncurrent entertainment product, net, includes development, production or acquisition costs (including advance payments to producers), capitalized overhead and interest, home video manufacturing costs, and prints, advertising and other related distribution costs expected to benefit future periods. These costs are amortized, and third-party participations and residuals are accrued, generally on an individual product basis in the ratio that current year gross revenue bears to estimated future gross revenue. Revenue estimates are not included in estimated future gross revenue of television programming until such sales are probable.

    Entertainment product, net, is stated at the lower of cost less amortization or estimated net realizable value. Estimates of total gross revenue, costs and participations are reviewed quarterly and revised as necessary. When estimates of total revenue and costs indicate that an individual product will realize an ultimate loss, additional amortization is provided to fully recognize such loss in that period or, for new television product, generally as the episodes are delivered.

    Entertainment product, net, is comprised of the following:

                                                                     MARCH 31,   DECEMBER 31,
                                                                        1999         1998
                                                                     ----------  ------------
Entertainment product:
  Television
    Released.......................................................  $  228,439   $  231,366
    In process and other...........................................      34,832       43,560
                                                                     ----------  ------------
                                                                        263,271      274,926
                                                                     ----------  ------------
  Theatrical
    Released.......................................................     109,109      121,595
    In process and other...........................................       1,741        1,635
                                                                     ----------  ------------
                                                                        110,850      123,230
                                                                     ----------  ------------
Total..............................................................     374,121      398,156
Less: non-current portion..........................................    (145,533)    (145,556)
                                                                     ----------  ------------
Current portion....................................................  $  228,588   $  252,600
                                                                     ----------  ------------
                                                                     ----------  ------------

4. DEBT

    On September 30, 1996, the Company and Viacom executed a credit agreement (the "Viacom Credit Agreement"), which provides for (i) a term loan of $200,000,000 and (ii) a revolving credit facility of $155,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings under the Viacom Credit Agreement mature on December 31, 2000.

    Under the Viacom Credit Agreement, the Company pays an annual fee (currently 0.2375%) based on the unused portion of the facility, as well as certain facility and administration fees. Effective October 1, 1998, interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread based on the Company's leverage ratio, as defined (currently 2.5%), or at Citibank N.A.'s base rate. The

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

4. DEBT (CONTINUED)
average interest rate at March 31, 1999 and December 31, 1998, on borrowings under the Viacom Credit Agreement, was 7.5% and 5.9%, respectively. Additional terms of the Viacom Credit Agreement require, among other items, a minimum amount of net worth, as defined. Borrowings under the Viacom Credit Agreement are secured by all of the assets of the Company and its domestic subsidiaries and the entire amount outstanding under the Viacom Credit Agreement may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated. At March 31, 1999, the carrying value of all of the Company's debt approximated fair value.

5. SHAREHOLDERS' EQUITY

    The following is a summary of the changes in the components of shareholders' equity:

                                                                                             ACCUMULATED
                                                                 CAPITAL IN                     OTHER
                                                     COMMON      EXCESS OF   ACCUMULATED    COMPREHENSIVE
                                                      STOCK      PAR VALUE     DEFICIT         INCOME         TOTAL
                                                  -------------  ----------  ------------  ---------------  ----------
Balance at December 31, 1998....................    $      93    $  592,298   $ (320,663)     $    (521)    $  271,207
Exercise of options and warrants................           --         1,770           --             --          1,770
Income tax benefit related to stock options.....           --           129           --             --            129
Net income for the period.......................           --            --        3,224             --          3,224
Unrealized holding gain, net....................           --            --           --             11             11
Cumulative translation adjustment...............           --            --           --             29             29
                                                          ---    ----------  ------------         -----     ----------
Balance at March 31, 1999.......................    $      93    $  594,197   $ (317,439)     $    (481)    $  276,370
                                                          ---    ----------  ------------         -----     ----------
                                                          ---    ----------  ------------         -----     ----------

    In February 1998, Viacom exercised warrants to acquire 1,337,148 shares of Common Stock for a total exercise price of approximately $9,316,000.

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. Total comprehensive income for the quarters ended March 31, 1999 and 1998 was $3,264,000 and $3,696,000, respectively. Total comprehensive income is comprised of net income and other comprehensive income items, including foreign currency translation adjustments and unrealized holding gains on securities.

6. INCOME TAXES

    Income taxes have been provided in each period based on the Company's expected effective income tax rate.

    As of March 31, 1999, Viacom owned approximately 80% of the outstanding shares of the Company and, therefore, the Company is required to be included in the consolidated federal income tax return of Viacom. The Company and Viacom are party to an agreement that provides for the administration of federal, state and foreign tax matters (the "Tax Agreement"). Under the Tax Agreement, the Company remains in the same tax position as if it continued to file its tax returns separate and apart from Viacom. As a result, the Company does not anticipate any material impact to its consolidated financial condition or results of operations. Furthermore, the majority of the amount reported as income taxes represents

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

6. INCOME TAXES (CONTINUED)
amounts that are ultimately payable to or receivable from Viacom pursuant to the Tax Agreement. (See Note 11.)

7. NET INCOME PER COMMON SHARE

    Basic income per common share amounts are based on the weighted average number of common shares outstanding during the respective periods. Diluted income per common share amounts are based on the weighted average common shares outstanding during the period and shares assumed issued upon conversion of stock options and warrants only in periods when the effect of such conversions would have been dilutive to income from continuing operations.

    The table below presents a reconciliation of weighted average shares used in the calculation of basic and diluted income per common share:

                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
Basic shares--weighted average
  of common shares outstanding.............................................     93,028     91,740
Additional shares assuming conversions
  of stock options and warrants............................................        189        983
                                                                             ---------  ---------
Diluted shares.............................................................     93,217     92,723
                                                                             ---------  ---------
                                                                             ---------  ---------

8. LEGAL MATTERS

    The Company is subject to various lawsuits, claims and other legal matters in the course of conducting its entertainment business operations. The Company believes such lawsuits, claims and other legal matters should not have a material adverse effect on the Company's consolidated results of operations or financial condition.

    The Company also is involved in a number of legal actions including threatened claims, pending lawsuits and contract disputes in connection with certain bankruptcy and environmental matters relating to the Company's discontinued operations of Charter, as well as other matters. Some of the parties involved in such actions seek significant damages. While the outcome of these suits and claims cannot be predicted with certainty, based upon (i) its current knowledge of the facts and circumstances and its understanding of the applicable law; (ii) allowances for estimated losses on disposal of the discontinued operations; and (iii) an indemnity agreement, the Company believes that the ultimate resolution of such suits and claims will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

    In March 1999, individual shareholders of the Company, including Crandon Capital Partners, Jim Giannone, Emil Gold, The Great Neck Capital Appreciation Investment Partnership, L.P., Richard D. Greenfield, Fred T. Isquith, Patty Lisa, Harold A. Meyerson and Suzanne P. Goodman, Gaile Pisnoy, and Muriel Winicki, in Delaware; and Howard Gunty Profit Sharing Plan and Deidra Graulich, in California, filed lawsuits in the Court of Chancery for the State of Delaware and in the Superior Court of the State of

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

8. LEGAL MATTERS (CONTINUED)
California against the Company and certain officers and directors of the Company with respect to Viacom's proposal to acquire all outstanding shares of the Company that it does not already own (the "Merger").

    The lawsuits purport to be class actions on behalf of all persons who hold securities of the Company (expect the defendants and their affiliates). The lawsuits make allegations as to various violations of fiduciary duty by the Company, its directors and Viacom including, among other things, that the per share price to be offered to the Company's public stockholders pursuant to the Merger is inadequate and that the Company failed to take adequate steps to determine and disclose the fair value of the Company's publicly held shares.

    Plaintiffs seek injunctive relief, recission, damages, costs (including attorneys' and experts' fees) and other equitable relief. Settlement negotiations are currently being held. Regardless of the outcome of these negotiations, the Company believes such lawsuits will not have a material adverse effect on the Company's results of operations or financial condition.

9. RELATED PARTY TRANSACTIONS

    The Company was charged interest and fees by Viacom of $4,469,000 and $5,873,000 during the three months ended March 31, 1999 and 1998, respectively, in connection with the Viacom Credit Agreement. Included in accounts payable, accrued expenses and other liabilities is accrued interest payable to Viacom of $3,603,000 and $882,000 as of March 31, 1999 and December 31, 1998,
respectively. (See Note 4 regarding the Company's credit facilities with Viacom and Note 10 regarding Viacom's guarantees of the Company's credit agreements with banks.)

    The Company participates in certain Viacom health and welfare benefit plans for its employees. In addition, the Company participates in Viacom insurance programs with respect to general business and workers' compensation coverage. Included in accounts payable, accrued expenses and other liabilities is a net payable to Viacom of $4,251,000 and $3,495,000 as of March 31, 1999 and December 31, 1998, respectively.

    During the three months ended March 31, 1999 and 1998, the Company sold home video product to several operating subsidiaries of Viacom International Inc., a subsidiary of Viacom. Additionally, the Company licensed certain entertainment product to the following parties in which Viacom has or had an ownership interest (i) United Paramount Network, Nickelodeon U.K. and Comedy Central, in which Viacom has equity interests and (ii) Showtime Networks Inc. ("Showtime"), a subsidiary of Viacom; (iii) MTV Networks, a division of a subsidiary of Viacom; and (iv) certain television stations owned by Viacom. For the three months ended March 31, 1999 and 1998, the net impact of these transactions was not material.

    The Company has entered into agreements with Paramount Pictures Corporation ("Paramount"), a Viacom subsidiary, with respect to the distribution of two of the Company's feature film releases, "Night Falls on Manhattan" and "Stephen King's Thinner," in the theatrical, non-theatrical and pay television markets. Additionally, the Company has entered into agreements with Paramount for the production and funding of two additional feature films, "In & Out" and "Breakdown," to which the Company owns the

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

9. RELATED PARTY TRANSACTIONS (CONTINUED) international distribution rights. In August 1997, Republic entered into an agreement with Paramount and licensed its domestic home video rights to seven 1997 rental titles, including "Night Falls on Manhattan."

    The Company has entered into an agreement with Comedy Partners, in which Viacom has an equity interest, to perform certain licensing and merchandising activities on its behalf in exchange for a fee.

    In November 1997, the Company entered into an agreement with Famous Music Corporation and Ensign Music Corporation, subsidiaries of Paramount, with respect to administration of the Company's music rights.

    In the ordinary course of business, the Company has and expects to continue to do business with Viacom and its affiliates.

10. DISCONTINUED OPERATIONS

    On February 20, 1997, the Company announced its intention to dispose of its interactive game business, VIE. On September 4, 1998, the Company completed the sale of the stock of Westwood Studios, Inc., a subsidiary of VIE, and certain development assets of VIE for $122,500,000 in cash. The proceeds of this transaction were used to pay down bank debt and other costs associated with the transaction. On November 10, 1998, the Company completed the sale of all non-U.S. operations of VIE, effectively completing the disposal of its interactive game business. The Company expects to shut-down the remaining VIE operations in 1999. Accordingly, the operations of VIE are reflected as discontinued.

    During the year ended December 31, 1996, the Company provided for an estimated loss on disposal of VIE of approximately $139,501,000, which included a provision for future operating losses of approximately $56,000,000 and an impairment loss of $74,000,000 with respect to the carrying value of goodwill associated with that business. In the fourth quarter of 1997, the Company recorded an additional provision of $40,000,000, net of income taxes, for future operating losses and cash funding requirements projected for the remaining holding period through completion of the disposition. In 1998, the Company recorded an additional provision of $16,250,000, net of a $8,750,000 currently realizable income tax benefit, to provide for the remaining costs of shut-down. For the three months ended March 31, 1998, revenue of VIE was $33,319,000. The net operating loss of VIE was $19,306,000 for the same period. The net operating loss was provided for in the estimated loss on disposal as of December 31, 1997 and 1996 discussed above.

    Included in net liabilities related to discontinued operations is a reserve related to discontinued operations of VIE of $28,773,000 and $28,673,000 as of March 31, 1999 and December 31, 1998, respectively.

    A wholly owned subsidiary of VIE had a multi-currency credit agreement with a bank in the U.S. (the "Credit agreement") which was due to expire on September 30, 1998. On September 8, 1998, total borrowings under the Credit Agreement in the amount of $97,000,000 were repaid and the Credit agreement was terminated.

    Another wholly owned subsidiary of VIE had a 10,000,000 pounds sterling credit facility (the "UK Facility") with a bank in the United Kingdom which was due to expire on December 31, 1998 and was guaranteed by Viacom and the Company. On November 10, 1998, total borrowings under the UK Facility

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

                         (000'S OMITTED IN ALL TABLES)

10. DISCONTINUED OPERATIONS (CONTINUED)
were repaid and the UK Facility was terminated. The Company and Viacom provide a rent guarantee for this subsidiary which expires in 2005.

    Pursuant to the separate credit facilities under which Viacom is a borrower, certain subsidiaries of Viacom, including the Company, are restricted from incurring indebtedness (other than indebtedness owing to Viacom) without the prior consent of Viacom's lenders. Such consent had been given with respect to the Credit Agreement and the UK Facility.

11. SUBSEQUENT EVENT

    On May 17, 1999 Viacom and the Company announced that they have entered into a definitive merger agreement for the purchase by Viacom of the shares of Spelling Common Stock that it does not already own, approximately 20%, for $9.75 per share in cash. The Company's Board of Directors approved the merger agreement after approval by a Special Committee of independent directors, which was advised by separate legal and financial advisors. The merger agreement provides for the commencement of a tender offer by Viacom by May 21, 1999. Under the terms of the merger agreement, each Spelling share that is not purchased in the offer will be acquired by merger as soon as practical thereafter in a second-step merger, also for $9.75 per share.

    Facsimiles of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                          FIRST CHICAGO TRUST COMPANY
                                  OF NEW YORK

          BY FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                        (201) 222-4720 or (201) 222-4721

                      Confirm by Telephone: (201) 222-4707

    BY OVERNIGHT COURIER:                BY MAIL:                       BY HAND:
 First Chicago Trust Company    First Chicago Trust Company    First Chicago Trust Company
         of New York                    of New York                    of New York
     Tenders & Exchanges            Tenders & Exchanges          c/o Securities Transfer
         Suite 4680                     Suite 4660             and Reporting Services Inc.
 14 Wall Street, 8(th) Floor           P.O. Box 2569             Attn: Corporate Actions
     New York, NY 10005         Jersey City, NJ 07303-2569    100 William Street, Galleria
                                                                   New York, NY 10038

                            ------------------------

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                                       or
                           All Others Call Toll Free:
                                 (800) 223-2064